Exhibit 10.1

—

CREDIT AGREEMENT

dated as of

October 1, 2007

between

TELEFLEX INCORPORATED,

The GUARANTORS Party Hereto,

The LENDERS Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

as Collateral Agent

and

BANK OF AMERICA, N.A.,

as Syndication Agent

BANC OF AMERICA SECURITIES LLC

and

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunners

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
and
THE BANK OF NOVA SCOTIA,
as Co-Documentation Agents

—

CREDIT AGREEMENT dated as of October 1, 2007, between TELEFLEX INCORPORATED, the GUARANTORS party hereto, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Collateral Agent, and BANK OF AMERICA. N.A., as Syndication Agent.

The parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are denominated in Dollars and bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” means any business, assets or Person subject to an Acquisition.

“Acquisition” means any transaction, or any series of related transactions, consummated after the date hereof, by which the Borrower and/or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any corporation, limited liability company, partnership, joint venture or other entity or any division of any corporation, limited liability company, partnership, joint venture or other entity or the right to use or manage or otherwise exploit any such business or assets, whether through purchase or lease of assets, merger or otherwise or (b) directly or indirectly acquires ownership or Control of at least a majority (in number of votes) of Equity Interests which has ordinary voting power for the election of directors or other managers of any corporation, limited liability company, partnership, joint venture or other entity.

“Acquisition Agreement” means the Agreement and Plan of Merger dated as of July 20, 2007 among the Borrower, Merger Subsidiary and Arrow.

“Additional Senior Notes” means (a) the 7.62% Series A Senior Notes of the Borrower due October 1, 2012, in aggregate amount principal amount of $130,000,000, (b) the 7.94% Series B Senior Notes of the Borrower due October 1, 2012, in aggregate amount principal amount of $40,000,000 and (c) the Floating Rate Series C Senior Notes of the Borrower due October 1, 2014, in aggregate amount principal amount of $30,000,000, issued as of the Effective Date pursuant to the Additional Senior Note Purchase Agreement.

“Additional Senior Note Purchase Agreement” means the Note Purchase Agreement, dated as of the date hereof, between the Borrower and the initial holders of the Additional Senior Notes.

“Adjusted Eurocurrency Rate” means, for the Interest Period for any Syndicated Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the relevant Eurocurrency Rate for such Interest Period for any such Borrowing denominated in the relevant Currency multiplied by (b) the Statutory Reserve Rate for such Interest Period; provided that such interest rate shall be adjusted, if applicable, as reasonably determined by the Administrative Agent in accordance with Annex I, to reflect the MCR Cost.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the Collateral Agent and the Syndication Agent.

“Agreed Foreign Currency” means, at any time, any of Canadian Dollars, euro, Sterling, Swedish Krona and Yen and, with the agreement of each Multicurrency Revolving Credit Lender, any other Foreign Currency, so long as, in respect of any such specified Currency or other Foreign Currency, at such time (a) such Currency is dealt with in the London interbank deposit market, (b) such Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such Currency (including, in the case of the euro, any authorization by the European Central Bank) is required to permit use of such Currency by any Multicurrency Revolving Credit Lender for making any Multicurrency Revolving Credit Loan hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon and/or, in the case of any Letter of Credit denominated in any such Currency, to permit the relevant Issuing Lender to issue such Letter of Credit or make any disbursement with respect thereto hereunder and/or to permit the Borrower to reimburse the relevant Issuing Lender for any such disbursement or pay interest thereon and/or to permit any Multicurrency Revolving Credit Lender to acquire a participation interest therein or make any payment to the relevant Issuing Lender in consideration thereof, unless, in each case, such authorization has been obtained and is in full force and effect.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate for such day plus 0.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Dollar Percentage” means, with respect to any Dollar Revolving Credit Lender, the percentage of the total Dollar Revolving Credit Sub-Commitments represented by such Dollar Revolving Credit Lender’s Dollar Revolving Credit Sub-Commitment; provided that if the Dollar Revolving Credit Sub-Commitments have terminated or expired, the Applicable Dollar Percentages shall be determined based upon the Dollar Revolving Credit Sub-Commitments most recently in effect, giving effect to any assignments.

“Applicable Multicurrency Percentage” means, with respect to any Multicurrency Revolving Credit Lender, the percentage of the total Multicurrency Revolving Credit Sub-Commitments represented by such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Sub-Commitment; provided that if the Multicurrency Revolving Credit Sub-Commitments have terminated or expired, the Applicable Multicurrency Percentages shall be determined based upon the Multicurrency Revolving Credit Sub-Commitment most recently in effect, giving effect to any assignments.

“Applicable Percentage” means (a) with respect to any Revolving Credit Lender in respect of any indemnity claim under Section 9.03(c) arising out of an action or omission of the Swingline Lender or any Issuing Lender under this Agreement, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment and (b) with respect to any Lender in respect of any indemnity claim under Section 9.03(c) arising out of an action or omission of any Agent under this Agreement or any other Loan Document, the percentage of the total Commitments and/or Loans hereunder represented by the aggregate amount of such Lender’s Commitments and/or Loans hereunder; provided that if the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitment most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan (including any Swingline Loan) or Syndicated Eurocurrency Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, respectively, based upon the Leverage Ratio as of the most recent determination date; provided that the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 1 from the Effective Date until the next change in the Applicable Rate in accordance with the immediately succeeding sentence:

	Leverage	ABR	Euro-currency Spread	Commit-ment Fee Rate
	Ratio	Spread
Category 1:	> 3.75 to 1	0.50%	1.50%	0.30%
Category 2:	> 3.00 to 1 and	0.25%	1.25%	0.25%
	= 3.75 to 1
Category 3:	> 2.25 to 1 and	0%	1.00%	0.225%
	= 3.00 to 1
Category 4:	> 1.50 to 1 and	0%	0.875%	0.20%
	= 2.25 to 1
Category 5:	> 0.75 to 1 and	0%	0.75%	0.175%
	= 1.50 to 1
Category 6:	= 0.75 to 1	0%	0.625%	0.15%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing and (B) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrow” means Arrow International, Inc., a Pennsylvania corporation.

“Arrow Acquisition” means the acquisition of Arrow, by merger of Arrow with and into Merger Subsidiary (with Arrow as the surviving corporation in such merger), pursuant to the Acquisition Agreement.

“Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clauses (a), (b), (c), (d) and (e) of Section 6.04) which yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $10,000,000.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Revolving Credit Lender” has the meaning set forth in Section 2.09(d).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Teleflex Incorporated, a Delaware corporation.

“Borrowing” means (a) all Syndicated ABR Loans of the same Class made, converted or continued on the same date, (b) all Syndicated Eurocurrency Loans or Competitive Loans of the same Class, Type and Currency that have the same Interest Period (or any single Competitive Loan that does not have the same Interest Period as any other Competitive Loan of the same Type and Currency) or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Syndicated Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (a) if such day relates to a Competitive Bid Request or Competitive Bid for a Competitive Eurocurrency Loan denominated in Dollars or any Foreign Currency (other than euro), or to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurocurrency Borrowing denominated in Dollars or any Foreign Currency (other than euro) (or any notice with respect thereto), that is also a day on which (i) banks are open for general business in London and (ii) commercial banks and foreign exchange markets settle payments in the Principal Financial Center for such Foreign Currency and (b) if such day relates to a Competitive Bid Request or Competitive Bid for a Competitive Eurocurrency Loan denominated in euro, or to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Borrowing denominated in euro (or any notice with respect thereto), or to the issuance or payment under any Letter of Credit denominated in euro (or any notice with respect thereto), that is also (i) a day on which banks are open for general business in London and (ii) a TARGET Day.

“Canadian Dollars” and “Cdn $” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalent” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or any other country that is a member of the Organization for Economic Cooperation and Development (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or such other country), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or any other country that is a member of the Organization for Economic Cooperation and Development which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) auction rate securities maturing in 45 days or less consisting of municipal securities having the highest credit rating obtainable from S&P or from Moody’s.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Syndicated Revolving Credit Loans, Syndicated Term Loans, Competitive Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Agent” means JPMCB, in its capacity as collateral agent for the Secured Parties under the Security Documents.

“Commitment” means a Revolving Credit Commitment or a Term Loan Commitment, or any combination thereof (as the context requires).

“Competitive”, when used in reference to any Revolving Credit Loan or Revolving Credit Borrowing, refers to whether such Revolving Credit Loan, or the Revolving Credit Loans constituting such Revolving Credit Borrowing, are made pursuant to Section 2.04.

“Competitive Bid” means an offer by a Revolving Credit Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Revolving Credit Lender making such Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

“Consolidated EBITDA” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) Consolidated Net Income for such period plus (b) without duplication and to the extent reflected as a charge in the income statement for such period, the sum of (i) income tax expense, (ii) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (iii) depreciation and amortization expense, including amortization of intangibles (including, but not limited to, goodwill), (iv) transaction costs, fees and expenses related to the Arrow Acquisition, the Transactions and the Senior Notes Transactions in an aggregate amount not exceeding $30,000,000, (v) non-recurring charges and expenses related to the closing of certain of the Borrower’s facilities in an aggregate amount not exceeding $15,000,000 through September 30, 2008, (vi) non-recurring integration costs and expenses related to the Arrow Acquisition in an aggregate amount not exceeding $45,000,000 for the period from the Effective Date through December 31, 2009, (vii) non-cash costs associated with inventory purchase price adjustments and in-process research and development for the period from the Effective Date through December 31, 2008, (viii) non-cash stock-based compensation expense relating to stock options and restricted stock granted to employees and directors, and cash-based option expenses and change of control payments related to the Arrow Acquisition in an aggregate amount not exceeding $45,000,000 through September 30, 2008, (ix) other extraordinary, unusual or non-recurring non-cash charges and (x) net cost savings and other acquisition synergies directly attributable to the Arrow Acquisition within one year of the date hereof that are projected by the Borrower in good faith to result therefrom and supportable or quantifiable by appropriate records in an aggregate amount not exceeding (A) $34,400,000 for the period of four consecutive fiscal quarters ended September 30, 2007, (B) $33,000,000 for the period of four consecutive fiscal quarters ended December 31, 2007, (C) $29,000,000 for the period of four consecutive fiscal quarters ended March 31, 2008, (D) $24,000,000 for the period of four consecutive fiscal quarters ended June 30, 2008 and (E) $17,000,000 for the period of four consecutive fiscal quarters ended September 30, 2008 (it being understood that any amounts to be added to Consolidated Net Income for any such period pursuant to clause (x) shall not include any amounts that have been taken into account in the determination of the Consolidated Net Income for such period) and minus (c) to the extent included in the statement of such Consolidated Net Income for such period, extraordinary, unusual or non-recurring income or gains; provided that, with respect to any such period in which (x) the Arrow Acquisition shall have been consummated, (y) any Person consolidates with or merges with the Borrower or any Subsidiary, or conveys, transfers or leases all or substantially all of its assets in a single transaction or series of transactions to the Borrower or any Subsidiary, and concurrently therewith becomes a Subsidiary, in a transaction constituting a Material Acquisition or (z) any Person ceases to be a Subsidiary during such period, or the Borrower or any Subsidiary shall have made a Material Disposition, EBITDA for such period shall be calculated on a pro forma basis so as to give effect to such event as of the first day of such period; provided, further, that any operations classified as “discontinued operations” shall be included in the calculation of Consolidated EBITDA. As used in this definition, “Material Acquisition” means any Acquisition of property or series of related Acquisitions that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower and its Subsidiaries in excess of $10,000,000.

“Consolidated Interest Coverage Ratio” means, as at any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations and any implied interest component in connection with the Receivables Securitization Program) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Swap Agreements relating to interest during such period (whether or not actually paid or received during such period), provided that with respect to any such period in which (x) the Arrow Acquisition shall have been consummated, (y) any Person consolidates with or merges with the Borrower or any Subsidiary, or conveys, transfers or leases all or substantially all of its assets in a single transaction or series of transactions to the Borrower or any Subsidiary, and concurrently therewith becomes a Subsidiary, in a transaction constituting a Material Acquisition (as such term is defined in definition of “Consolidated EBITDA”) or (z) any Person ceases to be a Subsidiary during such period, or the Borrower or any Subsidiary shall have made a Material Disposition (as such term is defined in definition of “Consolidated EBITDA”), Consolidated Interest Expense for such period shall be calculated on a pro forma basis so as to give effect to such event as of the first day of such period; provided, further, that, for purposes of calculating the Consolidated Interest Coverage Ratio as at the end of the fiscal quarters ending September 30, 2007, December 31, 2007, March 31, 2008 and June 30, 2008, Consolidated Interest Expense shall be calculated as follows: (i) for the fiscal quarter ending September 30, 2007, Consolidated Interest Expense shall be deemed to be the product of $37,000,000 (the “Third Quarter 2007 Interest Expense”) times 4, (ii) for the fiscal quarter ending December 31, 2007, Consolidated Interest Expense shall be determined by multiplying the sum of the Third Quarter 2007 Interest Expense plus Consolidated Interest Expense for the fiscal quarter ending December 31, 2007 by 2, (iii) for the fiscal quarter ending March 31, 2008, Consolidated Interest Expense shall be determined by multiplying the sum of the Third Quarter 2007 Interest Expense plus Consolidated Interest Expense for the two fiscal quarters ending March 31, 2008 by 4/3 and (iv) for the fiscal quarter ending June 30, 2008, Consolidated Interest Expense shall be the sum of the Third Quarter 2007 Interest Expense plus Consolidated Interest Expense for the three fiscal quarters ending June 30, 2008.

“Consolidated Leverage Ratio” means, as at any date, the ratio of (a) Consolidated Total Indebtedness on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document, any of the Senior Notes or any Senior Note Purchase Agreement) or any Requirement of Law, in each case applicable to such Subsidiary.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, at any time, the aggregate amount of all assets of the Borrower and its Subsidiaries at such time, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Currency” means Dollars or any Foreign Currency.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 3.06(a) and the environmental matters disclosed in Schedule 3.06(b).

“Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries to any Person, including, without limitation, any sale of an equity interest in any Subsidiary. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent” means, with respect to any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is expressed in a Foreign Currency, the amount of Dollars that would be required to purchase the amount of such Foreign Currency on the date two Business Days prior to such date (or, in the case of any redenomination under the last sentence of Section 2.18(a), on the date of redenomination therein referred to), in each case, based upon the spot selling rate at which the Administrative Agent offers to sell such Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Business Days later.

“Dollar LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Dollar Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of such Dollar Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The Dollar LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Dollar Percentage of the total Dollar LC Exposure at such time.

“Dollar Letters of Credit” means Letters of Credit denominated in Dollars that utilize the Dollar Revolving Credit Sub-Commitments.

“Dollar Revolving Credit Exposure” means, with respect to any Dollar Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Dollar Revolving Credit Lender’s Dollar Revolving Credit Loans and its Dollar LC Exposure and Swingline Exposure at such time.

“Dollar Revolving Credit Lender” means (a) on the Effective Date, the Revolving Credit Lenders having Dollar Revolving Credit Sub-Commitments and (b) thereafter, the Revolving Credit Lenders from time to time holding Revolving Credit Loans made pursuant to Dollar Revolving Credit Sub-Commitments or holding Dollar Revolving Credit Sub-Commitments, after giving effect to any assignments thereof permitted by Section 9.04(b).

“Dollar Revolving Credit Loan” means a Revolving Credit Loan denominated in Dollars made by a Lender under its Dollar Revolving Credit Sub-Commitment.

“Dollar Revolving Credit Sub-Commitment” means, with respect to each Dollar Revolving Credit Lender, the commitment, if any, of such Dollar Revolving Credit Lender to make Syndicated Revolving Credit Loans in Dollars and to acquire participations in Letters of Credit denominated in Dollars and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Dollar Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Dollar Revolving Credit Sub-Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other agreement entered into under Section 2.09(d) pursuant to which such Lender shall have assumed its Dollar Revolving Credit Commitment, as applicable. The aggregate amount of the Dollar Revolving Credit Lenders’ Dollar Revolving Credit Commitments is $200,000,000 as of the Effective Date.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized or incorporated under the laws of any jurisdiction within the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into any additional shares of Equity Interests of any class of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“euro” means the single currency of Participating Member States of the European Union.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to (a) in the case of a Syndicated Loan or a Syndicated Borrowing, the Adjusted Eurocurrency Rate, or (b) in the case of a Competitive Loan or a Competitive Borrowing, the relevant Eurocurrency Rate.

“Eurocurrency Rate” means (a) with respect to Eurocurrency Loans denominated in Dollars or Foreign Currency (other than euro), the LIBO Rate and (b) with respect to Eurocurrency Loans denominated in euro, the EURIBOR.

“EURIBOR” means, for the Interest Period for any Eurocurrency Borrowing denominated in euro, the rate appearing on the Screen at approximately 11:00 a.m., Local Time, two Business Days, prior to the commencement of such Interest Period, as the Banking Federal of the European Union EURIBOR for deposits in euro, with a maturity comparable to such Interest Period. In the event that such rate for euro is not available on the Screen at such time for any reason, then the EURIBOR for such Interest Period shall be the rate at which deposits in euro in the approximately equivalent amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the European interbank market at approximately 11:00 a.m., Local Time, two Business Days prior to the commencement of such Interest Period.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Equity Interests” means the Equity Interests of (a) each Excluded Subsidiary (other than any First-Tier Foreign Subsidiary), (b) each Domestic Subsidiary of the Borrower listed on Part B of Schedule 1.01A (but only prior to the date which is 60 days after the Effective Date (or such longer period to which the Administrative Agent shall agree in its sole discretion)) and (c) each First-Tier Foreign Subsidiary that is an Immaterial Subsidiary.

“Excluded Subsidiary” means (a) a Foreign Subsidiary of the Borrower, (b) each special purpose Subsidiary which issues Indebtedness under a securitization transaction or program and each non-wholly owned Subsidiary, in each case, existing on the date hereof and listed on Part A of Schedule 1.01A, (c) any special purpose Subsidiary formed or acquired after the date hereof which issues Indebtedness under a securitization transaction or program, (d) any captive insurance company that is a Subsidiary of the Borrower and (e) any Domestic Subsidiary of the Borrower that is an Immaterial Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.17(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Arrow Indebtedness” means the Loan Agreement dated as of April 12, 2004 among Arrow and certain of its Subsidiaries, Wachovia Bank, National Association (f/k/a First Union National Bank) and Wachovia Bank, National Association, London Branch (f/k/a First Union National Bank, London Branch), as amended.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of October 30, 2006 among the Borrower, the lenders party thereto and JPMCB, as administrative agent, as amended.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.06(a).

“Existing Senior Notes” means (a) the senior notes of the Borrower issued pursuant to a Note Purchase Agreement, dated as of October 25, 2002, in aggregate principal amount of $50,000,000 outstanding as of the Effective Date and due October 25, 2012, (b) the senior notes of the Borrower issued pursuant to a Note Purchase Agreement, dated as of July 8, 2004, in aggregate principal amount of $150,000,000 outstanding as of the Effective Date and due July 8, 2011, (c) the senior notes of the Borrower issued pursuant to a Note Purchase Agreement, dated as of July 8, 2004, in aggregate principal amount of $100,000,000 outstanding as of the Effective Date and due July 8, 2014 and (d) the senior notes of the Borrower issued pursuant to a Note Purchase Agreement, dated as of July 8, 2004, in aggregate principal amount of $100,000,000 outstanding as of the Effective Date and due July 8, 2016.

“Existing Senior Note Purchase Agreements” means the note purchase agreements referred to in the definition of “Existing Senior Notes”, pursuant to which the Existing Senior Notes have been issued.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer or treasurer of the Borrower.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by the Borrower or any Domestic Subsidiary (other than any Excluded Subsidiary).

“Fixed Rate” means, with respect to any Competitive Loan (other than a Competitive Eurocurrency Loan), the fixed rate of interest per annum specified by the Revolving Credit Lender making such Competitive Loan in its related Competitive Bid. When used in reference to any Revolving Credit Loan or Borrowing, “Fixed Rate” refers to whether such Loan, or the Loans constituting such Borrowing, are Competitive Loans bearing interest at a Fixed Rate.

“Foreign Currency” means any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantors” means (a) each Domestic Subsidiary of the Borrower as of the Effective Date (after giving effect to the Arrow Acquisition, but excluding any Excluded Subsidiary) and (b) each other Subsidiary of the Borrower that shall become a Guarantor pursuant to Section 5.09, in each case so long as such Subsidiary shall remain a Guarantor party hereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means (a) as of the Effective Date, any Subsidiary listed on Schedule 1.01B and (b) at any time thereafter, any Domestic Subsidiary or First-Tier Foreign Subsidiary designated as such by the Borrower in a certificate delivered by the Borrower to the Administrative Agent (and which designation has not been rescinded in a subsequent certificate of the Borrower delivered to the Administrative Agent), provided that (i) no Subsidiary shall be (or may be so designated as) an Immaterial Subsidiary if such Subsidiary has assets of more than $10,000,000 and (ii) the aggregate amount of the assets of all Immaterial Subsidiaries may not at any time exceed 5% of the consolidated assets of the Borrower and its Subsidiaries, determined as of the end of the fiscal quarter or fiscal year most recently ended for which financial statements are available.

“Increasing Revolving Credit Lender” has the meaning set forth in Section 2.09(d).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including any obligations convertible into capital stock or other securities) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all mandatorily redeemable preferred stock of such Person, provided that “Indebtedness” shall not include (i) for purposes of calculating the Consolidated Leverage Ratio only, contingent obligations under clauses (i) and (j) above and (ii) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement substantially in the form of Exhibit D among the Loan Parties, the Administrative Agent, the holders of the Senior Notes and the Collateral Agent.

“Interest Election Request” means a request by the Borrower to convert or continue a Syndicated Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any Syndicated ABR Loan, each Quarterly Date, (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period for a Eurocurrency Loan of more than three months’ duration, each successive date of such Interest Period that occurs at three-month intervals after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period therefor and, in the case of any Interest Period for a Fixed Rate Loan of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each successive date of such Interest Period that occurs at 90-day intervals after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Loan and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means:

(a) for any Syndicated Eurocurrency Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or (if available to all of the Lenders of the relevant Class of Loans) nine or twelve months thereafter or, with respect to such portion of any Syndicated Eurocurrency Loan or Borrowing denominated in a Foreign Currency that is scheduled to be repaid on the Revolving Credit Commitment Termination Date, a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Revolving Credit Commitment Termination Date, as specified in the applicable Borrowing Request or Interest Election Request;

(b) for any Competitive Eurocurrency Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or (if available to all of the Lenders) nine or twelve months thereafter or, with respect to such portion of any Competitive Eurocurrency Loan or Borrowing denominated in a Foreign Currency that is scheduled to be repaid on the Revolving Credit Commitment Termination Date a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Revolving Credit Commitment Termination Date, as specified in the applicable Competitive Bid Request; and

(c) for any Fixed Rate Loan or Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Loan or Borrowing and ending on the date specified in the applicable Competitive Bid Request;

provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period pertaining to a Eurocurrency Borrowing (other than an Interest Period pertaining to a Eurocurrency Borrowing denominated in a Foreign Currency that ends on the Revolving Credit Commitment Termination Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and, in the case of a Syndicated Loan of any Class, thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Syndicated Borrowing comprising Loans of any Class that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Investment” means, for any Person: (a) the ownership of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person; (b) any deposit with, or advance, loan or other extension of credit to, any other Person including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of (i) inventory or supplies by such Person in the ordinary course of business or (ii) accounts receivable in connection with any Receivables Securitization Program; (c) any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) any Swap Agreement; provided that “Investment” shall not include intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries.

“Issuing Lender” means JPMCB, Wachovia Bank, National Association, and each other Lender designated after the date hereof by the Borrower as an “Issuing Lender” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as an issuer of one or more Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(j), in each case so long as such Person shall remain an Issuing Lender hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Dollar LC Exposure and the Multicurrency LC Exposure.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or other agreement entered into pursuant to Section 2.09(d), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (including the Existing Letters of Credit).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Letter of Credit Sublimit” means $100,000,000.

“LIBO Rate” means, for the Interest Period for any Eurocurrency Borrowing denominated in Dollars or any Foreign Currency (other than euro), the rate appearing on the Screen at approximately 11:00 a.m., Local Time, two Business Days prior to the commencement of such Interest Period (or, in the case of any Eurocurrency Borrowing in Sterling, on the first day of such Interest Period), as the rate at which deposits denominated in such Currency are offered to leading banks in the London interbank market with a maturity comparable to such Interest Period. In the event that such rate for the relevant Currency is not available on the Screen at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which deposits in such Currency in the amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., Local Time, two Business Days prior to the commencement of such Interest Period (or, in the case of any Eurocurrency Borrowing in Sterling, on the first day of such Interest Period).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents, the Security Documents, each promissory note of the Borrower issued hereunder and each joinder or similar agreement of a Subsidiary entered into pursuant to Section 5.09.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means (a) with respect to Loans or Letters of Credit denominated in euro, Brussels time, (b) in the case of Loans or Letters of Credit denominated in any other Foreign Currency, London time and (c) in all other cases, New York time.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the relevant Eurocurrency Rate, the marginal rate of interest, if any, to be added to or subtracted from such Eurocurrency Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement or any of the other Loans Documents or (c) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Agents, the Issuing Lenders or the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $35,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“MCR Cost” means, with respect to any Lender, the percentage rate per annum calculated by the Administrative Agent in accordance with Annex I.

“Merger Subsidiary” means AM Sub Inc., a Pennsylvania corporation.

“Moody’s” means Moody’s Investors Service, Inc.

“Multicurrency LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Multicurrency Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The Multicurrency LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Multicurrency Percentage of the total Multicurrency LC Exposure at such time.

“Multicurrency Letters of Credit” means Letters of Credit that utilize the Multicurrency Revolving Credit Sub-Commitments.

“Multicurrency Revolving Credit Exposure” means, with respect to any Multicurrency Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Loans and its Multicurrency LC Exposure and Swingline Exposure at such time.

“Multicurrency Revolving Credit Lender” means (a) on the Effective Date, the Revolving Credit Lenders having Multicurrency Revolving Credit Sub-Commitments and (b) thereafter, the Revolving Credit Lenders from time to time holding Revolving Credit Loans made pursuant to Multicurrency Revolving Credit Sub-Commitments or holding Multicurrency Revolving Credit Sub-Commitments, after giving effect to any assignments thereof permitted by Section 9.04(b).

“Multicurrency Revolving Credit Loan” means a Revolving Credit Loan denominated in Dollars or an Agreed Foreign Currency made by a Lender under its Multicurrency Revolving Credit Sub-Commitment.

“Multicurrency Revolving Credit Sub-Commitment” means, with respect to each Multicurrency Revolving Credit Lender, the commitment, if any, of such Multicurrency Revolving Credit Lender to make Syndicated Revolving Credit Loans and to acquire participations in Letters of Credit hereunder, in each case in Dollars or an Agreed Foreign Currency, expressed as a Dollar amount representing the Dollar Equivalent of the maximum aggregate amount of such Lender’s Multicurrency Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Multicurrency Revolving Credit Sub-Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other agreement entered into under Section 2.09(d) pursuant to which such Lender shall have assumed its Multicurrency Revolving Credit Commitment, as applicable. The aggregate amount of the Multicurrency Revolving Credit Lenders’ Multicurrency Revolving Credit Commitments is $200,000,000 as of the Effective Date.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale, Prepayment Asset Sale or Recovery Event, the proceeds thereof in the form of cash (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or the sale or disposition of any non-cash consideration or otherwise, but only as and when received and excluding the portion of such deferred payment constituting interest) of such Asset Sale, Prepayment Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale, Prepayment Asset Sale or Recovery Event (other than any Lien pursuant to a Loan Document) and other costs, fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of amounts deposited in escrow in connection therewith or reasonably expected to be paid as a result of any purchase price adjustment, indemnities or reserves related thereto (such amounts shall be Net Cash Proceeds to the extent and at the time released or not required to be so used) and (b) in connection with any issuance or incurrence of Indebtedness, the cash proceeds received from such issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.

“Obligations” means, collectively, (a) all of the Indebtedness, liabilities and obligations of any Loan Party to the Agents, the Lenders, the Swingline Lender and/or the Issuing Lenders arising under the Loan Documents (including all reimbursement obligations in respect of Letters of Credit), in each case whether fixed, contingent (including without limitation the obligations incurred as a Guarantor pursuant to Article X), now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under clause (h) or (i) of Article VII and including any obligation or liability in respect of any breach of any representation or warranty and all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event, (b) all obligations of any Loan Party owing to any Lender or any Affiliate of any Lender under any treasury management services agreement, any service terms or any service agreements, including electronic payments service terms and/or automated clearing house agreements, and all overdrafts on any account which any Loan Party maintains with any Lender or any Affiliate of any Lender and (c) all obligations of any Loan Party owing to any Lender or any Affiliate of any Lender under (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to manage interest rates or interest rate risk and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement substantially in the form of Exhibit C between the Loan Parties and the Collateral Agent.

“Prepayment Asset Sale” means any Disposition of property or series of related Dispositions of property made pursuant to Section 6.04(f) the Net Cash Proceeds of which are required to prepay the Term Loans pursuant to the proviso contained in Section 6.04(f).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

“Principal Payment Dates” means (a) the Quarterly Dates of each year, commencing with the Quarterly Date falling on or nearest to March 31, 2008 and (b) the Term Loan Maturity Date.

“Pro Forma Financial Statements” has the meaning set forth in Section 4.01(h).

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Receivables Securitization Program” has the meaning set forth in Section 6.02(e).

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim (but not to the extent such claim compensates for any loss of revenues or interruption of business or operations caused thereby) or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries with a value in excess of $10,000,000.

“Register” has the meaning set forth in Section 9.04.

“Regulation D”, “Regulation T”, “Regulation U” and “Regulation X” means, respectively, Regulation D, Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith which are not applied to prepay the Term Loans pursuant to Section 2.11(b)(ii) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Default has occurred and is continuing and that the Borrower or any Subsidiary intends and expects to use all or a specified portion of the Net Cash Proceeds of a Recovery Event to acquire assets useful in its business.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower’s or any Subsidiary’s business.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower’s or any Subsidiary’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Application Date” means (a) with respect to any issuance or incurrence of any Indebtedness, the date of such incurrence or issuance, (b) with respect to any Recovery Event, (i) the fifth Business Day after such Recovery Event (unless, prior thereto, a Reinvestment Notice shall have been delivered to the Administrative Agent in respect thereof) and (ii) each Reinvestment Prepayment Date with respect thereto, (c) with respect to any Asset Sale, the fifth Business Day after such Asset Sale, (d) with respect to any Prepayment Asset Sale, the date on which the Term Loans are required to be prepaid pursuant to the proviso contained in Section 6.04(f) and (e) with respect to any Asset Sale, Prepayment Asset Sale, Recovery Event or any issuance or incurrence of any Indebtedness, as applicable, the Business Day immediately following the expiration of the relevant period for acceptance of the offer to prepay the Senior Notes under the relevant Senior Note Purchase Agreement as a result of such Asset Sale, Prepayment Asset Sale, Recovery Event or Indebtedness, as the case may be.

“Relevant Share” means, with respect to any Asset Sale, Prepayment Asset Sale, Recovery Event or the issuance or incurrence of any Indebtedness, (a) as of the initial Relevant Application Date therefor, a ratio equal to (i) the aggregate outstanding principal amount of the Term Loans on such date over (ii) the sum of the aggregate outstanding principal amount of the Term Loans plus the aggregate outstanding principal amount of the Senior Notes under the Senior Note Purchase Agreements that require the Borrower to make an offer to prepay such Senior Notes as a result of such Asset Sale, Prepayment Asset Sale, Recovery Event or Indebtedness, as the case may be, and (b) as of the relevant Business Day with respect to such event determined under clause (e) of the definition of “Relevant Application Date”, the remaining portion of such Net Cash Proceeds (if any) that the Borrower is not required to apply to the prepayment of such Senior Notes pursuant to such Senior Note Purchase Agreements.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding Term Loans and/or unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Revolving Credit Commitments at such time.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Equity Interests of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Equity Interests of the Borrower or any Equity Rights with respect to any such shares of Equity Interests of the Borrower.

“Revolving Credit”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(a).

“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Commitment Termination Date and the date of termination of the Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, its Dollar Revolving Credit Sub-Commitment and/or its Multicurrency Revolving Credit Sub-Commitment, if any. The aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments is $400,000,000 as of the Effective Date.

“Revolving Credit Commitment Increase” has the meaning set forth in Section 2.09(d).

“Revolving Credit Commitment Increase Date” has the meaning set forth in Section 2.09(d).

“Revolving Credit Commitment Termination Date” means October 1, 2012.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Lender’s Syndicated Revolving Credit Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Credit Loans” means the loans made by the Revolving Credit Lenders to the Borrower pursuant to Section 2.10(a).

“Revolving Credit Sub-Commitment” means a Dollar Revolving Credit Sub-Commitment or a Multicurrency Revolving Credit Sub-Commitment, as applicable.

“S&P” means Standard & Poor’s Ratings Services.

“Screen” means the relevant display page on Reuters for the relevant rate referred to in the definition of “LIBO Rate” for any Currency (other than euro) or “EURIBOR” for euro (as determined by the Administrative Agent) (or on any other commercially available source providing quotations comparable to those provided on such page designated by the Administrative Agent from time to time).

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Secured Parties” means “Secured Parties” (as such term is defined in the Intercreditor Agreement).

“Security Documents” means, collectively, the Pledge Agreement, the Intercreditor Agreement and each other pledge, charge or similar agreement entered into pursuant to this Agreement in favor of the Collateral Agent.

“Senior Notes” means, collectively, the Existing Senior Notes and the Additional Senior Notes.

“Senior Note Purchase Agreements” means, collectively, the Existing Senior Note Purchase Agreements and the Additional Senior Note Purchase Agreement.

“Senior Notes Transactions” means the execution, delivery and performance by each Loan Party of the Senior Note Purchase Agreements (including amendments thereto entered into as of the Effective Date) and the related documents to which such Loan Party is intended to be a party, the issuance (or amendment) of the Senior Notes and the use of the proceeds thereof.

“Statutory Reserve Rate” means, for the Interest Period for any Syndicated Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” means the lawful currency of the United Kingdom.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swedish Krona” means the lawful currency of the Kingdom of Sweden.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Credit Lender at any time shall be its Applicable Dollar Percentage or Multicurrency Applicable Dollar Percentage, as applicable, of the total Swingline Exposure outstanding under the respective Revolving Credit Sub-Commitment at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndicated”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01.

“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent hereunder.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor settlement system as determined by the Administrative Agent) is open for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(b).

“Term Lender” means a Lender with a Term Loan Commitment or, following the Effective Date, an outstanding Term Loan.

“Term Loans” means the term loans made by the Lenders to the Borrower pursuant to Section 2.01(b).

“Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Syndicated Term Loan hereunder on the Effective Date in the amount of such Lender’s Term Loan Commitment as set forth on Schedule 2.01 under the caption “Term Loan Commitment”, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The aggregate amount of the Lenders’ Term Loan Commitments is $1,400,000,000 as of the Effective Date.

“Term Loan Maturity Date” means October 1, 2012.

“Transactions” means the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is intended to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the relevant Eurocurrency Rate or a Fixed Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yen” means the lawful currency of Japan.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Competitive Loan”), by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Competitive Eurocurrency Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Competitive Borrowing”), by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Competitive Eurocurrency Borrowing”). Loans and Borrowings may also be identified by Currency.

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. To enable the ready and consistent determination of compliance with the covenants set forth in Article VI, the Borrower will not change the last day of its fiscal year and fiscal quarters in effect on the date hereof.

SECTION 1.05. Currencies; Currency Equivalents.

(a) At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. Except as provided in Section 2.18(a), for purposes of determining (i) whether the amount of any Borrowing or Letter of Credit under the Multicurrency Revolving Credit Sub-Commitments, together with all other Borrowings then outstanding or to be borrowed thereunder at the same time as such Borrowing, would exceed the aggregate amount of the Multicurrency Revolving Credit Sub-Commitments, (ii) the aggregate unutilized amount of the Multicurrency Revolving Credit Sub-Commitments, (iii) the Multicurrency Revolving Credit Exposure and (iv) the Multicurrency LC Exposure, the outstanding principal or undrawn face amount of any Borrowing or Letter of Credit that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of Foreign Currency of such Borrowing determined as of the date of such Borrowing (determined in accordance with the last sentence of the definition of the term “Interest Period”) or of such Letter of Credit determined as of the date of the issuance thereof, as the case may be.

(b) Wherever in this Agreement in connection with a Borrowing or Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency).

(c) Each obligation hereunder of any party hereto that is denominated in a Currency of a country that is not a Participating Member State on the date hereof shall, effective from the date on which such country becomes a Participating Member State, be redenominated in euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in euro or such Currency, such party shall be entitled to pay or repay such amount either in euro or in such Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such country becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor. Without prejudice to the respective liabilities of the Borrower to the Lenders and of the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify in writing to the Borrower to be necessary or appropriate to reflect the introduction or changeover to the euro in any country that becomes a Participating Member State after the date hereof.

ARTICLE II

THE CREDITS

SECTION 2.01. The Commitments.

(a) Revolving Credit Loans. (i) Subject to the terms and conditions set forth herein, each Dollar Revolving Credit Lender agrees to make Syndicated Revolving Credit Loans in Dollars to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (x) such Lender’s Dollar Revolving Credit Exposure exceeding such Lender’s Dollar Revolving Credit Sub-Commitment, (y) the total Dollar Revolving Credit Exposures exceeding the aggregate amount of the Dollar Revolving Credit Sub-Commitments or (z) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the aggregate amount of the Revolving Credit Commitments.

(ii) Subject to the terms and conditions set forth herein, each Multicurrency Revolving Credit Lender agrees to make Syndicated Revolving Credit Loans in Dollars or in any Agreed Foreign Currency to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (x) such Lender’s Multicurrency Revolving Credit Exposure exceeding such Lender’s Multicurrency Revolving Credit Sub-Commitment, (y) the total Multicurrency Revolving Credit Exposures exceeding the aggregate amount of the Multicurrency Revolving Credit Sub-Commitments or (z) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the aggregate amount of the Revolving Credit Commitments.

(iii) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Syndicated Revolving Credit Loans.

(b) Term Loans. Subject to the terms and conditions set forth herein, each Term Lender agrees to make a Syndicated Term Loan in Dollars to the Borrower on the Effective Date in a principal amount equal to its Term Loan Commitment. Amounts prepaid or repaid in respect of Syndicated Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Obligations of Lenders. Each Syndicated Loan shall be made as part of a Borrowing consisting of Loans of the same Currency, Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments (or Revolving Credit Sub-Commitments, as applicable) of the applicable Class. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.14, (i) each Syndicated Borrowing shall be constituted entirely of ABR Loans or of Eurocurrency Loans denominated in a single Currency as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be constituted entirely of Eurocurrency Loans or Fixed Rate Loans denominated in a single Currency as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each ABR Loan (whether a Syndicated Loan or a Swingline Loan) shall be denominated in Dollars. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. Each Syndicated Eurocurrency Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $1,000,000, or, in the case of a Syndicated Eurocurrency Borrowing denominated in a Foreign Currency, in an aggregate amount as agreed by the Administrative Agent. Each Syndicated ABR Borrowing shall be in an aggregate amount equal to $5,000,000 or a larger multiple of $1,000,000; provided that a Syndicated ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate amount of the relevant Revolving Credit Sub-Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f). Each Competitive Borrowing shall be in an aggregate amount equal to $10,000,000 or a larger multiple of $1,000,000. Each Swingline Loan shall be in an amount equal to $2,500,000 or a larger multiple of $500,000. Borrowings of more than one Class, Currency and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Syndicated Eurocurrency Borrowings outstanding.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Syndicated Eurocurrency Borrowing) (i) any Revolving Credit Eurodollar Borrowing if the Interest Period requested therefor would end after the Revolving Credit Commitment Termination Date or (ii) any Term Eurodollar Borrowing if the Interest Period requested therefor would end after the Term Loan Maturity Date.

SECTION 2.03. Requests for Syndicated Borrowings.

(a) Notice by the Borrower. To request a Syndicated Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Syndicated Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a Syndicated Eurocurrency Borrowing denominated in a Foreign Currency, not later than 11:00 a.m., London time, three Business Days before the date of the proposed Borrowing or (iii) in the case of a Syndicated ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a Syndicated ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

(b) Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Credit Borrowing or Term Borrowing;

(ii) the aggregate amount and Currency of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) in the case of a Syndicated Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Syndicated Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request for a Borrowing under any of the Commitments (or under either of the Revolving Credit Sub-Commitments), the Administrative Agent shall advise each of the relevant Lenders under such Commitment (or such Revolving Credit Sub-Commitment) of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect. If no election as to the Currency of a Syndicated Borrowing is specified, then the requested Syndicated Borrowing shall be denominated in Dollars. If no election as to the Type of a Syndicated Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing unless an Agreed Foreign Currency has been specified, in which case the requested Syndicated Borrowing shall be a Eurocurrency Borrowing denominated in such Agreed Foreign Currency. If no Interest Period is specified with respect to any requested Syndicated Eurocurrency Borrowing, (i) if the Currency specified for such Borrowing is Dollars (or if no Currency has been so specified), the requested Borrowing shall be made instead as a Syndicated ABR Borrowing, and (ii) if the Currency specified for such Borrowing is an Agreed Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(e) Allocation of Dollar Borrowings under Revolving Credit Commitments. Notwithstanding anything herein to the contrary (but subject to the requirements of Section 2.01(a)(i) or 2.01(a)(ii), as applicable), each requested Borrowing denominated in Dollars in respect of the Revolving Credit Commitments shall be made pro rata among the Revolving Credit Lenders (and between the Dollar Revolving Credit Sub-Commitments and the Multicurrency Revolving Credit Sub-Commitments) according to the sum of the aggregate amount of their respective Dollar Revolving Credit Sub-Commitments and Multicurrency Revolving Credit Sub-Commitments; provided that if, on such date of such Borrowing (after giving effect to any prepayments of Revolving Credit Loans and/or the expiration of any Letters of Credit to occur as of such date) any Revolving Credit Loans and/or Letters of Credit denominated in Foreign Currencies will be outstanding under the Multicurrency Revolving Credit Sub-Commitments, such requested Borrowing denominated in Dollars shall be made pro rata (or as nearly pro rata as possible, as determined by the Administrative Agent) among the Revolving Credit Lenders (and under the Dollar Revolving Credit Sub-Commitments and the Multicurrency Revolving Credit Sub-Commitments) according to the sum of the aggregate unused amount of the their respective Dollar Revolving Credit Sub-Commitments and Multicurrency Revolving Credit Sub-Commitments.

SECTION 2.04. Competitive Bid Procedure.

(a) Requests for Bids by the Borrower. Subject to the terms and conditions set forth herein, from time to time during the Revolving Credit Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in Dollars or in any Foreign Currency; provided that (i) the aggregate principal amount of all outstanding Competitive Loans at any time shall not exceed $100,000,000 and (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the aggregate amount of the Revolving Credit Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, four Business Days (or, in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, 11:00 a.m., London time, five Business Days) before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day (or, in the case of a Fixed Rate Borrowing denominated in a Foreign Currency, 10:00 a.m., London time, four Business Days) before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount and Currency of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the maturity date of such Borrowing, which date shall not be less than seven days or more than 360 days after the date of such Borrowing;

(iv) whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing;

(v) the Interest Period for such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Revolving Credit Lenders of the details thereof by telecopy, inviting the Revolving Credit Lenders to submit Competitive Bids.

(b) Making of Bids by Lenders. Each Revolving Credit Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Revolving Credit Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Competitive Eurocurrency Borrowing, not later than 9:30 a.m., New York City time, three Business Days (or, in the case of a Competitive Eurocurrency Borrowing denominated in a Foreign Currency, 9:30 a.m., London time, four Business Days) before the proposed date of such Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time (or, in the case of a Fixed Rate Borrowing denominated in a Foreign Currency, 9:30 a.m., London time), on the proposed date of such Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Revolving Credit Lender of such rejection as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be $5,000,000 or a larger multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Revolving Credit Lender is willing to make, (ii) the Competitive Bid Rate or Competitive Bid Rates at which the Revolving Credit Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period for each such Loan and the last day thereof.

(c) Notification of Bids by Administrative Agent. The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Revolving Credit Lender that shall have made such Competitive Bid.

(d) Acceptance of Bids by the Borrower. Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Competitive Eurocurrency Borrowing, not later than 10:30 a.m., New York City time, three Business Days (or, in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, 2:00 p.m., London time, four Business Days) before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time (or, in the case of a Fixed Rate Borrowing denominated in a Foreign Currency, 10:30 a.m., London time), on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) of this proviso, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) of this proviso, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a principal amount of $5,000,000 or a larger multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) of the first proviso of this paragraph, such Competitive Loan may be in an amount of $1,000,000 or any multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to such clause (iv) the amounts shall be rounded to multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

(e) Notification of Acceptances by the Administrative Agent. The Administrative Agent shall promptly notify each bidding Revolving Credit Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) Bids by the Administrative Agent. If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Revolving Credit Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Revolving Credit Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

SECTION 2.05. Swingline Loans.

(a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Credit Availability Period, in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000, (ii) the total Dollar Revolving Credit Exposures exceeding the aggregate amount of the Dollar Revolving Credit Sub-Commitments, (iii) the total Multicurrency Revolving Credit Exposures exceeding the aggregate amount of the Multicurrency Revolving Credit Sub-Commitments or (iv) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the aggregate amount of the Revolving Credit Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Notice of Swingline Loans by the Borrower. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), by remittance to the respective Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Participations by Revolving Credit Lenders in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Dollar Applicable Percentage or Multicurrency Applicable Percentage (as applicable) of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Dollar Applicable Percentage and/or Multicurrency Applicable Percentage (as applicable) of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Credit Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Notwithstanding anything herein to the contrary (but subject to the requirements of Section 2.05(a)), for purposes of determining a Revolving Credit Lender’s Dollar Applicable Percentage and/or Multicurrency Applicable Percentage in respect of any Swingline Loan, each Swingline Loan shall be allocated pro rata between the Dollar Revolving Credit Sub-Commitments and the Multicurrency Revolving Credit Sub-Commitments according to the sum of the aggregate amount of the Revolving Credit Lenders’ respective Dollar Revolving Credit Sub-Commitments and Multicurrency Revolving Credit Sub-Commitments; provided that if, on such date of such Swingline Loan (after giving effect to any prepayments of Revolving Credit Loans and/or the expiration of any Letters of Credit to occur as of such date) any Revolving Credit Loans and/or Letters of Credit denominated in Foreign Currencies will be outstanding under the Multicurrency Revolving Credit Sub-Commitments, such Swingline Loan shall be allocated pro rata (or as nearly pro rata as possible, as determined by the Administrative Agent) between the Dollar Revolving Credit Sub-Commitments and the Multicurrency Revolving Credit Sub-Commitments according to the sum of the aggregate unused amount of the Revolving Credit Lenders’ respective Dollar Revolving Credit Sub-Commitments and Multicurrency Revolving Credit Sub-Commitments.

SECTION 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request any Issuing Lender to issue, at any time and from time to time during the Revolving Credit Availability Period, Letters of Credit denominated in Dollars or in any Agreed Foreign Currency for its own account in such form as is acceptable to such Issuing Lender in its reasonable determination, under the Dollar Revolving Credit Sub-Commitments and/or under the Multicurrency Revolving Credit Sub-Commitments (subject to the two immediately succeeding paragraphs). Letters of Credit issued or continued hereunder shall constitute utilization of the Commitments.

Each letter of credit issued by JMPCB under the Existing Credit Agreement and by Wachovia Bank, National Association under the Existing Arrow Indebtedness and the Existing Credit Agreement and, in each case, outstanding as of the Effective Date and notified in writing by the Borrower to the Administrative Agent (collectively, the “Existing Letters of Credit”) shall be automatically continued as a “Letter of Credit” hereunder (i) in the case of each Existing Letter of Credit denominated in Dollars, pro rata under each of the Dollar Revolving Credit Sub-Commitments and the Multicurrency Revolving Credit Sub-Commitments, and as of the Effective Date each Revolving Credit Lender shall have a participation in each such Existing Letter of Credit equal to such Lender’s Applicable Dollar Percentage and/or Applicable Multicurrency Percentage (as applicable) of the aggregate amount available to be drawn under such Existing Letter of Credit and (ii) in the case of each Existing Letter of Credit denominated in any Foreign Currency, under the Multicurrency Revolving Credit Sub-Commitments, and as of the Effective Date each Multicurrency Revolving Credit Lender shall have a participation in each such Existing Letter of Credit equal to such Lender’s Applicable Multicurrency Percentage of the aggregate amount available to be drawn under such Existing Letter of Credit.

Notwithstanding anything herein to the contrary (but subject to the requirements of Section 2.01(c)), each requested issuance of a Letter of Credit denominated in Dollars shall be allocated pro rata among the Revolving Credit Lenders (and between the Dollar Revolving Credit Sub-Commitments and the Multicurrency Revolving Credit Sub-Commitments) according to the sum of the aggregate amount of their respective Dollar Revolving Credit Sub-Commitments and Multicurrency Revolving Credit Sub-Commitments; provided that if, on such date of issuance of such Letter of Credit (after giving effect to any prepayments of Revolving Credit Loans and/or the expiration of any Letters of Credit to occur as of such date) any Revolving Credit Loans and/or Letters of Credit denominated in Foreign Currencies will be outstanding under the Multicurrency Revolving Credit Sub-Commitments, such requested Letter of Credit denominated in Dollars shall be allocated pro rata (or as nearly pro rata as possible, as determined by the Administrative Agent) among the Revolving Credit Lenders (and between the Dollar Revolving Credit Sub-Commitments and the Multicurrency Revolving Credit Sub-Commitments) according to the sum of the aggregate unused amount of their respective Dollar Revolving Credit Sub-Commitments and Multicurrency Revolving Credit Sub-Commitments.

(b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Lender) to the relevant Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount and Currency of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the respective Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Account Party shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the Issuing Lenders (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to paragraph (e) of this Section) shall not exceed the Letter of Credit Sublimit, (ii) the total Dollar Revolving Credit Exposures shall not exceed the aggregate amount of the Dollar Revolving Credit Sub-Commitments, (iii) the total Multicurrency Revolving Credit Exposures shall not exceed the aggregate amount of the Multicurrency Revolving Credit Sub-Commitments and (iv) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the aggregate amount of the Revolving Credit Commitments.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Revolving Credit Commitment Termination Date.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Issuing Lender, and without any further action on the part of such Issuing Lender or the Revolving Credit Lenders, (i) in the case of a Dollar Letter of Credit, the Issuing Lender hereby grants to each Dollar Revolving Credit Lender, and each Dollar Revolving Credit Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Dollar Revolving Credit Lender’s Applicable Dollar Percentage and (ii) in the case of a Multicurrency Letter of Credit, the Issuing Lender hereby grants to each Multicurrency Revolving Credit Lender, and each Multicurrency Revolving Credit Lender hereby acquires from such Issuing Lender a participation in such Letter of Credit equal to such Multicurrency Revolving Credit Lender’s Applicable Multicurrency Percentage, in each case, of the aggregate amount available to be drawn under the relevant Letter of Credit. Each Dollar Revolving Credit Lender and each Multicurrency Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Dollar Letters of Credit and Multicurrency Letters of Credit, as the case may be, is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Dollar Revolving Credit Sub-Commitment or Multicurrency Revolving Credit Sub-Commitment.

In consideration and in furtherance of the foregoing, each relevant Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the relevant Issuing Lender, such Revolving Credit Lender’s Applicable Multicurrency Percentage or the Applicable Dollar Percentage (as applicable) of each LC Disbursement made by such Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.07 with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Credit Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursement. If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount in Dollars equal to such LC Disbursement (or, in the case of any LC Disbursement made in a Currency other than Dollars in respect of a Letter of Credit denominated in an Agreed Foreign Currency, the Dollar Equivalent of such LC Disbursement) not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that if such LC Disbursement is not less than (x) $5,000,000 in the case of a Syndicated ABR Revolving Credit Borrowing and (y) $2,500,000 in the case of a Swingline Loan, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Syndicated ABR Revolving Credit Borrowing in Dollars or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Syndicated ABR Revolving Credit Borrowing or Swingline Loan.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each relevant Revolving Credit Lender of the applicable LC Disbursement (or the Dollar Equivalent thereof, as applicable), the payment then due from the Borrower and such Revolving Credit Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage, as applicable, thereof.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Revolving Credit Lenders nor any Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the respective Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the respective Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i) an Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit, provided that each Revolving Credit Lender and the Borrower agree that no Issuing Lender shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the terms of the applicable Letter of Credit) or ascertain or inquire as to the validity or accuracy of any such document or the authority of the person or entity executing or delivering same;

(ii) an Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, no Issuing Lender shall be liable, in the absence of its own gross negligence or willful misconduct, for any action taken or not taken by it at the request of the Required Lenders or the Administrative Agent.

(h) Disbursement Procedures. The Issuing Lender for any Letter of Credit shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Revolving Credit Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If the Issuing Lender for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest in Dollars, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement as provided in paragraph (f) of this Section, at the rate per annum then applicable to Syndicated ABR Revolving Credit Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for account of such Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Lender shall be for account of such Revolving Credit Lender to the extent of such payment.

(j) Additional Issuing Lenders; Termination of Issuing Lenders. An Issuing Lender may be added, or an existing Issuing Lender may be terminated, under this Agreement at any time by written agreement between the Borrower, the Administrative Agent and the relevant Issuing Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such addition or termination. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for account of the Issuing Lender being terminated pursuant to Section 2.12(b). From and after the effective date of any such addition, the new Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter. After the termination of an Issuing Lender hereunder, the terminated Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to any outstanding Letters of Credit issued by it prior to such termination, but shall not be required to issue any new Letters of Credit or to renew or extend any such outstanding Letters of Credit.

(k) Cash Collateralization. If either (i) an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent (or the Revolving Credit Lenders having Revolving Credit Exposures and/or unused Revolving Credit Commitments representing more than 50% of the total Revolving Credit Exposures and/or unused Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments have terminated, Revolving Credit Lenders representing more than 50% of the total LC Exposure)) demanding the deposit of cash collateral pursuant to this paragraph or (ii) the Borrower shall be required to provide cover for LC Exposure pursuant to Section 2.11(c), the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the Uniform Commercial Code as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders, an amount in cash in Dollars equal to (x) in the case of an Event of Default, the sum of LC Exposure as of such date plus any accrued and unpaid interest thereon plus 5% of the LC Exposure as of such date with respect to Letters of Credit denominated in any Foreign Currency (or, in the case of any amounts denominated in Foreign Currencies, the Dollar Equivalent thereof, as determined by the Administrative Agent) and (y) in the case of cover pursuant to Section 2.11(c), the amount required under Section 2.11(c); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement, and for this purpose the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Revolving Credit Lenders in such collateral account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

SECTION 2.07. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that Syndicated ABR Revolving Credit Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f) shall be remitted by the Administrative Agent to the respective Issuing Lender.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections.

(a) Elections by the Borrower for Syndicated Borrowings. The Loans constituting each Syndicated Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Syndicated Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Syndicated Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section; provided that (i) a Syndicated Borrowing denominated in one Currency may not be continued as, or converted to, a Syndicated Borrowing in a different Currency, (ii) no Syndicated Eurocurrency Borrowing denominated in a Foreign Currency may be continued if, after giving effect thereto, (x) the total Multicurrency Revolving Credit Exposures would exceed the aggregate amount of the Multicurrency Revolving Credit Sub-Commitments or (y) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the aggregate amount of the Revolving Credit Commitments, and (iii) a Syndicated Eurocurrency Borrowing denominated in a Foreign Currency may not be converted to a Borrowing of a different Type. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the relevant Lenders holding the Loans of the respective Class constituting such Borrowing, and the Loans of such Class constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.

(b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether, in the case of a Borrowing denominated in Dollars, the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Syndicated Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to a Syndicated ABR Borrowing, and (ii) if such Borrowing is denominated in a Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (A) no outstanding Syndicated Borrowing denominated in Dollars may be converted to or continued as a Syndicated Eurocurrency Borrowing, (B) unless repaid, each Syndicated Eurocurrency Borrowing denominated in Dollars shall be converted to a Syndicated ABR Borrowing at the end of the Interest Period therefor and (C) no outstanding Syndicated Eurocurrency Borrowing denominated in a Foreign Currency may have an Interest Period of more than one month’s duration.

SECTION 2.09. Changes of Commitments.

(a) Scheduled Termination. Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date.

(b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Commitments (and either or both of the Revolving Credit Sub-Commitments); provided that (i) each reduction of the Revolving Credit Commitments (and either Revolving Credit Sub-Commitment) shall be in an amount that is $5,000,000 or a larger multiple of $1,000,000, (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, (A) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the aggregate amount of the Revolving Credit Commitments, (B) in the case of any reduction of the Dollar Revolving Credit Sub-Commitments, the total Dollar Revolving Credit Exposures would exceed the aggregate amount of the Dollar Revolving Credit Sub-Commitments or (C) in the case of any reduction of the Multicurrency Revolving Credit Sub-Commitments, the total Multicurrency Revolving Credit Exposures would exceed the aggregate amount of the Multicurrency Revolving Credit Sub-Commitments and (iii) after giving effect to any such reduction, the aggregate amount of the Revolving Credit Sub-Commitments shall not exceed the Revolving Credit Commitments as so reduced. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments (and, in the case of a reduction, the amount of such reduction to be allocated to the Dollar Revolving Credit Sub-Commitment and/or the Multicurrency Revolving Credit Sub-Commitment hereunder) under this paragraph at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments (and of the Revolving Credit Sub-Commitments) delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Effect of Termination or Reduction. Any termination or reduction of the Revolving Credit Commitments (and the Revolving Credit Sub-Commitments) shall be permanent; provided that the reduction of the Revolving Credit Commitments (and the Revolving Credit Sub-Commitments) shall not preclude a subsequent increase thereof in accordance with Section 2.09(d). Each reduction of the Revolving Credit Commitments and the Revolving Credit Sub-Commitments shall be made ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments and Revolving Credit Sub-Commitments, as the case may be.

(d) Revolving Credit Commitment Increases. The Borrower may, at any time following the Effective Date by notice to the Administrative Agent, propose an increase in the aggregate amount of the Revolving Credit Commitments hereunder (each such proposed increase being a “Revolving Credit Commitment Increase”) either by having an existing Revolving Credit Lender increase its Revolving Credit Commitment then in effect (each an “Increasing Revolving Credit Lender”) or by adding as a new Revolving Credit Lender with a new Dollar Revolving Credit Sub-Commitment or a new Multicurrency Revolving Sub-Commitment hereunder any Person which is not then a Dollar Revolving Credit Lender or a Multicurrency Revolving Credit Lender, as applicable (each an “Assuming Revolving Credit Lender”), in each case with the approval of the Administrative Agent (which shall not be unreasonably withheld), which notice shall specify the name of each Increasing Revolving Credit Lender and/or Assuming Revolving Credit Lender, as applicable, the amount of the Revolving Credit Commitment Increase (and whether such increase is in respect of the Dollar Revolving Credit Sub-Commitment or the Multicurrency Revolving Credit Sub-Commitment) and the portion thereof being assumed by each such Increasing Revolving Credit Lender or Assuming Revolving Credit Lender, and the date on which such Revolving Credit Commitment Increase is to be effective (the “Revolving Credit Commitment Increase Date”) (which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Revolving Credit Commitment Termination Date); provided that:

(i) the minimum amount of the increase of any Revolving Credit Sub-Commitment of any Increasing Revolving Credit Lender, and the minimum amount of the Revolving Credit Sub-Commitment of any Assuming Revolving Credit Lender, as part of any Revolving Credit Commitment Increase shall be $10,000,000 or a larger multiple of $1,000,000;

(ii) after giving effect to any Revolving Credit Commitment Increase, the aggregate amount of the Revolving Credit Commitments shall not exceed $600,000,000;

(iii) no Default shall have occurred and be continuing on the relevant Revolving Credit Commitment Increase Date or shall result from any Revolving Credit Commitment Increase; and

(iv) the representations and warranties set forth in Article III and in the other Loan Documents shall be true and correct in all material respects on and as of the relevant Revolving Credit Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Each Revolving Credit Commitment Increase (and the increase of any Revolving Credit Sub-Commitment of each Increasing Revolving Credit Lender and/or the new Revolving Credit Sub-Commitment of each Assuming Revolving Credit Lender, as applicable, resulting therefrom) shall become effective as of the relevant Revolving Credit Commitment Increase Date upon receipt by the Administrative Agent, on or prior to 11:00 a.m., New York City time, on such Revolving Credit Commitment Increase Date, of (A) a certificate of a duly authorized officer of the Borrower stating that the conditions with respect to such Revolving Credit Commitment Increase under this paragraph have been satisfied and (B) an agreement, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, pursuant to which, effective as of such Revolving Credit Commitment Increase Date, the relevant Revolving Credit Sub-Commitment of each such Increasing Revolving Credit Lender shall be increased and/or each such Assuming Revolving Credit Lender shall undertake a Dollar Revolving Credit Sub-Commitment or a Multicurrency Revolving Credit Sub-Commitment, as applicable, duly executed by such Increasing Revolving Credit Lender or Assuming Revolving Credit Lender, as the case may be, and the Borrower and acknowledged by the Administrative Agent. Upon the Administrative Agent’s receipt of a fully executed agreement from each Increasing Revolving Credit Lender and/or Assuming Revolving Credit Lender referred to in clause (B) above, together with the certificate referred to in clause (A) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Revolving Credit Commitment Increase to the Borrower and the Lenders (including, if applicable, each Assuming Revolving Credit Lender). On each Revolving Credit Commitment Increase Date, in the event Syndicated Revolving Credit Loans are then outstanding under the Revolving Credit Sub-Commitment that has been so increased, (i) each relevant Increasing Revolving Credit Lender thereunder and Assuming Revolving Credit Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Revolving Credit Lenders under such Revolving Credit Sub-Commitment, as being required in order to cause, after giving effect to such increase and the application of such amounts to make payments to such other relevant Revolving Credit Lenders, the Syndicated Revolving Credit Loans to be held ratably by all Revolving Credit Lenders under such Revolving Credit Sub-Commitment in accordance with their respective Revolving Credit Sub-Commitments, (ii) the Borrower shall be deemed to have prepaid and reborrowed all outstanding Syndicated Revolving Credit Loans under such Revolving Credit Sub-Commitment as of such Revolving Credit Commitment Increase Date (with such borrowing to consist of the Type of Revolving Credit Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.03) and (iii) the Borrower shall pay to the Revolving Credit Lenders under such Revolving Credit Sub-Commitment the amounts, if any, payable under Section 2.14 as a result of such prepayment. In no event shall any Revolving Credit Lender be obligated to increase its Revolving Credit Commitment hereunder.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) Repayment.

(i) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender the outstanding principal amount of the Syndicated Revolving Credit Loans on the Revolving Credit Commitment Termination Date.

(ii) The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the respective Revolving Credit Lender the then unpaid principal amount of each Competitive Loan of such Revolving Credit Lender on the last day of the Interest Period therefor.

(iii) The Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Commitment Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Syndicated Revolving Credit Borrowing or Competitive Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(iv) The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Term Lender the principal amount of the Syndicated Term Loan held by such Term Lender in 19 consecutive quarterly installments payable on the Principal Payment Dates, the aggregate principal amount to be paid on each Principal Payment Date in respect of all Term Loans held by the Term Lenders to be in the amount specified below (with the final such installment being in the aggregate principal amount of the Term Loans then outstanding):

Principal Payment Date	Aggregate Amount
Falling on or Nearest to:	of Payment

March 31, 2008	$35,000,000
June 30, 2008	$35,000,000
September 30, 2008	$35,000,000
December 31, 2008	$35,000,000
March 31, 2009	$35,000,000
June 30, 2009	$35,000,000
September 30, 2009	$35,000,000
December 31, 2009	$35,000,000
March 31, 2010	$35,000,000
June 30, 2010	$35,000,000
September 30, 2010	$35,000,000
December 31, 2010	$35,000,000
March 31, 2011	$35,000,000
June 30, 2011	$35,000,000
September 30, 2011	$35,000,000
December 31, 2011	$35,000,000
March 31, 2012	$35,000,000
June 30, 2012	$35,000,000
Term Loan Maturity Date	$770,000,000

(b) Adjustment of Term Loan Amortization Schedule. Any optional prepayment of Term Loans pursuant to Section 2.11(a) shall be applied in accordance with such Section. Any mandatory prepayment of the Term Loans pursuant to Section 2.11(b) shall be applied ratably to reduce the then remaining principal installments of the Term Loans.

(c) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount and Currency of each Loan made hereunder, the Revolving Credit Sub-Commitment (if applicable), the Class and Type thereof and each Interest Period therefor, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for account of the relevant Lenders and each such Lender’s share thereof.

(e) Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Promissory Notes. Any Lender may request that the Dollar Revolving Credit Loans, Multicurrency Revolving Credit Loans, Term Loans, Competitive Loans or Swingline Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes, as applicable, payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) Optional Prepayments of Loans. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof. Any prepayment pursuant to this Section shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Any prepayment of Term Loans pursuant to this Section shall be applied to the principal installments of the Term Loans in such order as directed by the Borrower. Notwithstanding anything herein to the contrary, each such prepayment of Revolving Credit Loans denominated in Dollars shall be applied pro rata among the Revolving Credit Lenders (and between the Dollar Revolving Credit Loans and the Multicurrency Revolving Credit Loans denominated in Dollars) according to the sum of the aggregate amount of their respective Dollar Revolving Credit Sub-Commitments and Multicurrency Revolving Credit Sub-Commitments; provided that, to the extent necessary to permit a Borrowing or issuance of a Letter of Credit in any Agreed Foreign Currency under the Multicurrency Revolving Credit Sub-Commitments, the Borrower shall be permitted to simultaneously prepay Dollar Revolving Loans outstanding under the Dollar Revolving Credit Sub-Commitments pro rata in accordance with the Dollar Revolving Credit Lenders’ respective Dollar Revolving Credit Sub-Commitments.

(b) Mandatory Prepayments of Term Loans. The Borrower will prepay the Term Loans as follows:

(i) If after the date hereof any Indebtedness (other than Indebtedness permitted under clauses (a) through (h) of Section 6.01) is incurred by the Borrower or any of its Subsidiaries, an amount equal to the Relevant Share of the Net Cash Proceeds of such Indebtedness shall be applied on each Relevant Application Date towards the prepayment of the Term Loans as set forth in Section 2.11(b)(iv); provided that no prepayment shall be required under this paragraph (b)(i) if at the time required for such prepayment the Consolidated Leverage Ratio (calculated as of the most recently ended fiscal quarter of the Borrower) is less than or equal to 4.00 to 1.00.

(ii) If after the date hereof the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Recovery Event, then, unless a Reinvestment Notice shall be delivered to the Administrative Agent in respect thereof within five Business Days after such Recovery Event, an amount equal to the Relevant Share of such Net Cash Proceeds shall be applied on each Relevant Application Date towards the prepayment of the Term Loans as set forth in Section 2.11(b)(iv); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Relevant Share of the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied towards the prepayment of the Term Loans as set forth in Section 2.11(b)(iv); provided, further, that no prepayment shall be required under this paragraph (b)(ii) if at the time required for such prepayment the Consolidated Leverage Ratio (calculated as of the most recently ended fiscal quarter of the Borrower) is less than or equal to 4.00 to 1.00.

(iii) If after the date hereof the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or any Prepayment Asset Sale, an amount equal to the Relevant Share of such Net Cash Proceeds shall be applied on each Relevant Application Date towards the prepayment of the Term Loans as set forth in Section 2.11(b)(iv); provided that (except with respect to any Prepayment Asset Sale) no prepayment shall be required under this paragraph (b)(iii) if at the time required for such prepayment the Consolidated Leverage Ratio (calculated as of the most recently ended fiscal quarter of the Borrower) is less than or equal to 3.50 to 1.00.

(iv) Each prepayment of the Term Loans pursuant to this Section 2.11(b) shall be applied ratably to the then remaining principal installments thereof.

(c) Mandatory Prepayments of Revolving Credit Loans.

(i) Generally. If on any date (A) the total Dollar Revolving Credit Exposure exceeds the aggregate amount of the Dollar Revolving Credit Sub-Commitments, (B) the total Multicurrency Revolving Credit Exposures exceeds 105% of the aggregate amount of the Multicurrency Revolving Credit Sub-Commitments or (C) the sum of the total Revolving Credit Exposure plus the aggregate principal amount of outstanding Competitive Loans exceeds 105% of the aggregate amount of the Revolving Credit Commitments, the Borrower shall prepay the Revolving Credit Loans (and/or provide cover for LC Exposure as specified in Section 2.06(k)) under the respective Revolving Credit Sub-Commitment (as applicable), in each case, in an aggregate amount equal to such excess. Any prepayment pursuant to this paragraph shall be applied, first, to prepay Swingline Loans (but only in the case of a prepayment required in respect of the Dollar Revolving Credit Sub-Commitment), second, to prepay Syndicated Revolving Credit Loans under the respective Revolving Credit Sub-Commitment, and, third, to provide cover for LC Exposure as specified in Section 2.06(k) under the respective Revolving Credit Sub-Commitment and, fourth, to prepay Competitive Loans.

(ii) Currency Fluctuations. Once quarterly on such Business Day as the Administrative Agent shall determine and promptly upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), the Administrative Agent shall determine (x) the total Multicurrency Revolving Credit Exposures and (y) the aggregate principal amount of outstanding Competitive Loans denominated in Foreign Currencies. For the purpose of this determination, the outstanding principal or face amount of any Revolving Credit Loan or Letter or Credit that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of such Revolving Credit Loan or Letter of Credit, as the case may be, determined as of such determination date or, in the case of a Currency Valuation Notice received by the Administrative Agent prior to 11:00 a.m., New York City time, on a Business Day, on such Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received. Upon making such determination, the Administrative Agent shall promptly notify the Revolving Credit Lenders and the Borrower thereof. For purposes hereof, “Currency Valuation Notice” means a notice given by the Multicurrency Revolving Credit Lenders having more than 50% of the Multicurrency Revolving Credit Sub-Commitments to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent make the determination contemplated above; provided that the Administrative Agent shall not be required to make more than one determination pursuant to Currency Valuation Notices within any rolling three month period. If, on the date of such determination, (A) the total Multicurrency Revolving Credit Exposures exceed 105% of the aggregate amount of the Multicurrency Revolving Credit Sub-Commitments or (B) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeds 105% of the aggregate amount of the Revolving Credit Commitments, the Borrower shall prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.06(k)) in accordance with the last sentence of paragraph (i) of this Section 2.11(c), in an aggregate amount equal to such excess.

(d) Notices, Etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Syndicated Eurocurrency Borrowing or of a Competitive Borrowing, not later than 11:00 a.m., New York City time (or, in the case of a Borrowing denominated in a Foreign Currency, 11:00 a.m., London time), three Business Days before the date of prepayment, (ii) in the case of prepayment of a Syndicated ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a prepayment under paragraph (b) of this Section, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment under paragraph (a) of this Section is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Syndicated Borrowing or Competitive Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a prepayment under paragraph (b) or (c) of this Section. Each prepayment of a Syndicated Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments under this Section shall be accompanied by accrued interest to the extent required by Section 2.13 and shall be subject to the payment of amounts, if any, payable under Section 2.16 in connection with such prepayment. The application of any prepayment pursuant to paragraph (b) or (c) of this Section shall be made, first, to ABR Loans (if applicable) and, second, to Eurodollar Loans and the application of prepayments of the Term Loans pursuant to paragraph (b) of this Section shall be made in the manner specified in Section 2.10(b). Notwithstanding anything herein to the contrary, any mandatory prepayment of the Revolving Credit Loans pursuant to paragraph (c) of this Section shall not result in a mandatory reduction of the Revolving Credit Commitments.

SECTION 2.12. Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Revolving Credit Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of such Revolving Credit Lender’s Revolving Credit Commitment during the period from and including the Effective Date to but excluding the earlier of the date the Revolving Credit Commitments terminate and the Revolving Credit Commitment Termination Date. Accrued commitment fees shall be payable on each Quarterly Date and on the earlier of the date the Revolving Credit Commitments terminate and the Revolving Credit Commitment Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Revolving Credit Commitment of a Revolving Credit Lender shall be deemed to be used to the extent of the outstanding Revolving Credit Loans and LC Exposure of such Revolving Credit Lender (and the Swingline Exposure of such Revolving Credit Lender shall be disregarded for such purpose).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Syndicated Eurocurrency Revolving Credit Loans on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Credit Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Credit Lender ceases to have any LC Exposure, and (ii) to the respective Issuing Lender a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Lender on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) in respect of Letters of Credit issued by such Issuing Lender during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable quarterly in arrears on the applicable Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the respective Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) ABR Loans. The Loans constituting each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) Eurocurrency Loans. The Loans constituting each Eurocurrency Borrowing shall bear interest at a rate per annum equal to (i) in the case of a Syndicated Eurocurrency Borrowing, the Adjusted Eurocurrency Rate for the Interest Period for such Borrowing plus the Applicable Rate, or (ii) in the case of a Competitive Eurocurrency Borrowing, the relevant Eurocurrency Rate for the Interest Period for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

(c) Fixed Rate Loans. Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate applicable to such Loan.

(d) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Syndicated Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Syndicated ABR Revolving Credit Loan prior to the Revolving Credit Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Syndicated Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(f) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and interest on Revolving Credit Loans denominated in Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Eurocurrency Rate, LIBO Rate or EURIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of the Interest Period for any Eurocurrency Borrowing (the Currency of such Borrowing herein called the “Affected Currency”):

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate (in the case of a Syndicated Eurocurrency Borrowing) or the relevant Eurocurrency Rate (in the case of a Competitive Eurocurrency Borrowing) for the Affected Currency for such Interest Period; or

(b) the Administrative Agent is advised by the Lenders of the affected Commitments or Revolving Credit Sub-Commitments, as applicable, having more than 50% of such Commitments or Revolving Credit Sub-Commitments, as applicable (or, in the case of a Competitive Eurocurrency Borrowing, any Lender that is required to make a Loan included in such Borrowing) that the Adjusted Eurocurrency Rate (in the case of a Syndicated Eurocurrency Borrowing) or the relevant Eurocurrency Rate (in the case of a Competitive Eurocurrency Borrowing) for the Affected Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their respective Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Syndicated Borrowing to, or the continuation of any Syndicated Borrowing as, a Syndicated Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective and, if the Affected Currency is Dollars, such Syndicated Borrowing (unless prepaid) shall be continued as, or converted to, a Syndicated ABR Borrowing, (ii) if the Affected Currency is Dollars and any Borrowing Request requests a Syndicated Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as a Syndicated ABR Borrowing, (iii) if the Affected Currency is a Foreign Currency, any Borrowing Request that requests a Syndicated Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective and (iv) any request by the Borrower for a Competitive Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Competitive Eurocurrency Borrowings denominated in the Affected Currency may be made to Lenders that are not affected thereby.

SECTION 2.15. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Lender; or

(ii) impose on any Lender or any Issuing Lender or the London interbank market any other condition directly affecting this Agreement or Eurocurrency Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurocurrency Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Lender, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding anything in this clause (a) to the contrary, this clause (a) shall not apply to Taxes, which shall be governed solely by Section 2.17.

(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Lender, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender or an Issuing Lender setting forth such Lender’s or Issuing Lender’s good faith determination of the amount or amounts, in Dollars, necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Competitive Loans. Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Syndicated Eurocurrency Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Syndicated Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(d) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment as a result of a request by the Borrower pursuant to Section 2.19(b) of any Syndicated Eurocurrency Loan other than on the last day of an Interest Period therefor or of any Competitive Loan, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan denominated in the Currency of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Eurocurrency Rate for such Currency (in the case of a Syndicated Eurocurrency Loan) or the relevant Eurocurrency Rate for such Currency (in the case of a Competitive Eurocurrency Loan) for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated in such Currency from other banks in the eurocurrency market at the commencement of such period. A certificate of any Lender setting forth such Lender’s good faith determination of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. Each such Foreign Lender shall also deliver to the Borrower (with a copy to the Administrative Agent) such further documentation on or before the date that any documentation previously delivered to the Borrower hereunder shall expire or become obsolete and after the occurrence of any event requiring a change in such previously delivered documentation.

(f) Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.15, 2.16 or 2.17, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Lender or the Swingline Lender as expressly provided herein and payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement (including commitment fees, payments required under Section 2.15, and payments required under Section 2.16 relating to any Loan denominated in Dollars, but not including principal of, and interest on, any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.16, which are payable in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars. Notwithstanding the foregoing, if the Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) or shall fail to pay any reimbursement obligation in respect of any LC Disbursement when due, the unpaid portion of such Loan or reimbursement obligation shall, if such Loan or reimbursement obligation is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, in the case of any such Loan, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal or reimbursement obligation shall be payable on demand; and if the Borrower shall fail to pay any interest on any Loan or LC Disbursement that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, in the case of any such Loan, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Syndicated Borrowing of a particular Class shall be made from the applicable Lenders, pro rata according to the amounts of the respective Commitments of such Class or their respective Revolving Credit Sub-Commitments and shall be allocated pro rata among the applicable Lenders according to the amounts of their respective Commitments of such Class or their respective Revolving Credit Sub-Commitments (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans), (ii) each payment of commitment fees under Section 2.12 shall be made for account of the relevant Revolving Credit Lenders, and each termination or reduction of the amount of the Revolving Credit Commitments, Dollar Revolving Credit Sub-Commitments or Multicurrency Revolving Credit Sub-Commitments under Section 2.09 shall be applied to the respective Revolving Credit Commitments or Revolving Credit Sub-Commitments, pro rata in accordance with their respective Revolving Credit Commitments or Revolving Credit Sub-Commitments of the relevant Revolving Credit Lenders; (iii) each payment or prepayment of principal of Syndicated Loans of any Class by the Borrower shall be made for account of the applicable Lenders pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans of such Class held by such Lenders; and (iv) each payment of interest on Syndicated Loans of any Class by the Borrower shall be made for account of the applicable Lenders pro rata in accordance with the amounts of interest on such Loans of such Class then due and payable to such Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Syndicated Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Syndicated Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Syndicated Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Syndicated Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or an Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders or such Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders or such Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(f), 2.07(b) or 2.18(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.15 or incurs any MCR Cost pursuant to Annex 1, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, or such MCR Costs, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.15 or incurs any MCR Cost pursuant to Annex 1, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (unless a Term Loan is being assigned to an existing Term Lender or an Affiliate or Approved Fund thereof or a Revolving Credit Commitment is being assigned to a Revolving Credit Lender) and (in the case of each assignment of a Revolving Credit Commitment) each Issuing Lender and the Swingline Lender, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments of any MCR Cost pursuant to Annex 1 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s and each other Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement and each of the other Loan Documents have been duly executed and delivered by each Loan Party party thereto and constitutes, or when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows (i) as of and for each of the fiscal years ended December 25, 2005 and December 31, 2006 reported on by PricewaterhouseCoopers LLP, independent public accountants and (ii) as of and for the fiscal quarters and the portion of the fiscal year ended April 1, 2007 and July 1, 2007, certified by a Financial Officer of the Borrower. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the financial statements referred to in clause (ii) of the first sentence of this paragraph. The Pro Forma Financial Statements, copies of which have heretofore been furnished to each Lender, have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of preparation thereof.

(b) No Material Adverse Change. Since December 31, 2006, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Properties.

(a) Property Generally. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to (i) Liens permitted by Section 6.02 and (ii) defects in title that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Liens granted by the Security Documents constitute valid perfected first priority Liens on the properties and assets covered by the Security Documents, subject to no prior or equal Lien except as permitted by Section 6.02.

(b) Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law and all Contractual Obligations applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of preparing the Borrower’s audited financial statements) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of preparing the Borrower’s audited financial statements) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to the Borrower, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or estimates (including the Pro Forma Financial Statements), the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 3.13. Subsidiaries and Investments.

(a) Subsidiaries. Set forth in Part A of Schedule 3.13 is a complete and correct list of all of the Subsidiaries of the Borrower (other than Immaterial Subsidiaries) as of the Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary and (ii) if such Subsidiary is not a wholly-owned Subsidiary of the Borrower, the percentage of ownership thereof held by the Borrower and its Subsidiaries as of the Effective Date. Except as disclosed in Part A of Schedule 3.13, (x) each of the Borrower and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule 3.13, (y) all of the issued and outstanding Equity Interests of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b) Investments. Set forth in Part B of Schedule 3.13 is a complete and correct list of all Investments (other than Investments disclosed in Part A of Schedule 3.13, Investments in Immaterial Subsidiaries and Investments permitted under clauses (a) and (c) of Section 6.05) held by the Borrower or any of its Subsidiaries in any Person on the date hereof and, for each such Investment, (i) the identity of the Person or Persons holding such Investment and (ii) the nature of such Investment. Except as disclosed in Part B of Schedule 3.13, each of the Borrower and its Subsidiaries owns, free and clear of all Liens, all such Investments.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. The obligation of each Lender to make its initial Loans and of each Issuing Lender to issue (or continue, as applicable) its initial Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent or the Collateral Agent, as applicable (and to the extent specified below, to each Lender), in form and substance (or such condition shall have been waived in accordance with Section 9.02):

(a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b) Opinion of Counsel to the Loan Parties. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Simpson Thacher & Bartlett LLP, counsel to the Loan Parties and of such other counsel to the Loan Parties satisfactory to the Administrative Agent, in each case, in form and substance satisfactory to the Administrative Agent and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Agents).

(c) Opinion of Special New York Counsel to JPMCB. An opinion, dated the Effective Date, of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, substantially in the form of Exhibit B (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders and the Agents).

(d) Organizational Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Borrower and its Subsidiaries, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) Officer’s Certificate. A certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 4.02.

(f) Security Documents. (i) The Pledge Agreement, and such other local law pledge, charge or similar agreement in favor of the Collateral Agent for the benefit of the Secured Parties as the Collateral Agent shall reasonably request, in each case duly executed and delivered by the relevant Loan Parties and the Collateral Agent, together with (x) certificates, if any, representing the Equity Interests pledged under the Pledge Agreement and any other relevant Security Document, accompanied by undated stock powers executed in blank, and (y) each document required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), which shall have been filed, registered or recorded or shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation (provided that, if the Borrower and the Administrative Agent shall mutually agree, the Borrower shall, and shall cause its Subsidiaries to, enter to into such local law agreements, and/or deliver the instruments (if any) in respect of the relevant pledged Equity Interests thereunder and other related documentation with respect to such agreements as so agreed, within 60 days after the Effective Date (or such longer period to which the Administrative Agent shall agree in its sole discretion)); and (ii) the Intercreditor Agreement, duly executed and delivered by each of the parties thereto.

(g) Arrow Acquisition. (i) A certified copy of the Acquisition Agreement and all related and ancillary agreements, the provisions of which shall not have been amended, supplemented or otherwise modified (pursuant to a waiver or otherwise) in any material respect without the prior written consent of the Administrative Agent and the Syndication Agent, duly executed by the parties thereto and (ii) the Arrow Acquisition shall be consummated in accordance with the terms of the Acquisition Agreement.

(h) Financial Information. (i) The audited consolidated financial statements of Arrow for the fiscal years ended August 31, 2004, August 31, 2005 and August 31, 2006; (ii) the unaudited consolidated financial statements of Arrow for the fiscal quarters ended November 30, 2006, February 28, 2007 and May 31, 2007; (iii) a pro forma consolidated balance sheet of the Borrower and pro forma consolidated income statement of the Borrower, each dated as of July 1, 2007, giving pro forma effect to the Arrow Acquisition, the Transactions and the Senior Notes Transactions (the “Pro Forma Financial Statements”) (as if the same had occurred on such date or at the beginning of such period, as the case may be); and (iv) a certificate, dated the Effective Date and signed by the Financial Officer of the Borrower, setting forth a reasonably detailed calculation of Consolidated EBITDA showing as of June 30, 2007 on a pro forma basis giving effect to the Arrow Acquisition, the Transactions and the Senior Notes Transactions (as if the same had occurred on such date or at the beginning of such period, as the case may be) Consolidated EBITDA of not less than $500,000,000.

(i) Repayment of Certain Existing Indebtedness; Proceeds of Additional Senior Notes. Evidence that, simultaneous with the making of the initial Loans hereunder, (i) the principal of and interest on outstanding loans, and all accrued fees and all other amounts owing, under the Existing Credit Agreement shall have been (or shall be simultaneously) paid in full, all commitments to extend credit thereunder shall have been terminated, and all letters of credit issued thereunder and outstanding immediately prior to the Effective Date shall have been continued pursuant to Section 2.06(a) hereunder, and all accrued and unpaid fees in respect of such letters of credit shall have been paid; (ii) the principal of and interest on outstanding loans, and all accrued fees and all other amounts owing, under the Existing Arrow Indebtedness shall have been (or shall be simultaneously) paid in full, and all letters of credit issued thereunder and outstanding immediately prior to the Effective Date shall have been continued hereunder or shall have been terminated or replaced by Letters of Credit issued hereunder, and all Liens secured such Indebtedness and all guaranties issued in respect of the Existing Arrow Indebtedness shall have been discharged or released (or arrangements for such discharge or release satisfactory to the Collateral Agent shall have been made); and (iii) the Borrower shall have received the proceeds of the Additional Senior Notes, and the Existing Senior Note Purchase Agreements shall have been amended in form and substance reasonably satisfactory to the Administrative Agent and the Syndication Agent.

(j) Borrowing Request. A Borrowing Request or notice of issuance of Letter of Credit, as applicable, relating to the initial credit extensions hereunder.

(k) Fees and Expenses. All fees and expenses required to be paid by the Borrower in connection herewith and invoiced before the Effective Date shall have been paid in full.

(l) Other Documents. Such other documents as the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make any Loan, and of each Issuing Lender to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in this Agreement, and of each Loan Party in each of the other Loan Documents to which it is a party, shall be true and correct in all material respects on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such date); and

(b) at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each Lender:

(a) within 75 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended on or nearest to September 30, 2007), the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section (commencing with the fiscal year ended on or nearest to December 31, 2007), a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01(b)(ii), 6.01(j), 6.02(g), 6.04(e), 6.05(c)(ii), 6.05(h), 6.05(i), 6.06(b) and 6.09 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly following any reasonable request by the Administrative Agent therefor, delivery of (i) a certificate of the accounting firm that reported on any financial statements under clause (a) of this Section stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (ii) management review letters, if any, received by the Borrower from such accounting firm in connection with such examination;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally;

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request; and

(g) promptly after execution thereof, copies of any amendments to the Senior Note Purchase Agreements.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $35,000,000;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $35,000,000; and

(d) any other development that has, or could reasonably be expected to have, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations (other than Indebtedness), including tax liabilities, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) failure to make such payment, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties and Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) keep insured by financially sound and reputable insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto).

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times, provided that (i) any such visits or inspections at any time a Default has occurred or is continuing shall be at the expense of the Borrower and at any other time at the expense of the Administrative Agent or such Lender, as the case may be, and (ii) the Administrative Agent and each Lender shall be limited to one such visit or inspection each during any fiscal year, except that such limitation shall not apply at any time a Default has occurred or is continuing.

SECTION 5.07. Compliance with Laws and Agreements. The Borrower will, and will cause each of its Subsidiaries to, comply with all Requirements of Law (including all Environmental Laws) and all Contractual Obligations applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Use of Loan Proceeds and Letters of Credit. The proceeds of the Term Loans will be used only to finance the Arrow Acquisition, to pay related fees and expenses and to repay amounts owing in respect of the Existing Credit Agreement and the Existing Arrow Indebtedness. The proceeds of the Revolving Credit Loans, and the Letters of Credit issued hereunder, will be used for general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X. Letters of Credit will be issued only for use in the ordinary course of business of the Borrower and its Subsidiaries.

SECTION 5.09. Guarantors and Collateral; Further Assurances.

(a) Guarantors; Collateral. The Borrower will take, and will cause each of its Subsidiaries to take, such action from time to time as shall be necessary to ensure that:

(i) each Subsidiary is a “Guarantor” hereunder and (if applicable) a “Loan Party” under the Pledge Agreement (other than any Excluded Subsidiary, except, in the case of any Domestic Subsidiary that is an Immaterial Subsidiary, to the extent necessary to comply with clause (ii) of the definition of “Immaterial Subsidiary”); and

(ii) 100% of the Equity Interests of each Subsidiary (other than any Excluded Equity Interests) (provided that, in the case of voting Equity Interests of each First-Tier Foreign Subsidiary (other than any Immaterial Subsidiary, except to the extent necessary to comply with clause (ii) of the definition of “Immaterial Subsidiary”), not more than 65% of such voting Equity Interests) shall be pledged in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the relevant Security Document.

Promptly but in no event later than 45 days (which period may be extended by the Administrative Agent in its sole discretion) following the formation or acquisition of any Subsidiary after the date hereof, the Borrower will, and will cause each of its Subsidiaries to, take such action to cause (x) such Subsidiary to become a “Guarantor” hereunder and (if applicable) a “Loan Party” (or comparable term) under the relevant Security Document, to the extent required under clause (i) of the immediately preceding paragraph and (y) the Equity Interests of such Subsidiary, to the extent required under clause (ii) of the immediately preceding paragraph, to be pledged in favor of the Collateral Agent for the benefit of the Secured Parties, pursuant to the Pledge Agreement or such other local law pledge, charge or similar agreement in respect of such Equity Interests as the Collateral Agent shall reasonably request and (z) such Subsidiary or any other relevant Loan Party to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Loan Parties pursuant to Section 5.01 on the Effective Date as the Administrative Agent shall reasonably request.

(b) Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by any Agent to effectuate the purposes and objectives of this Agreement. Without limiting the foregoing, in the event that any additional Equity Interests shall be issued by any Subsidiary, subject to paragraph (a) of this Section, the Borrower agrees forthwith to or to cause such Subsidiary to deliver to the Collateral Agent pursuant to the relevant Security Document the certificates evidencing such Equity Interests, accompanied by undated stock powers executed in blank and to take such other action as the Collateral Agent shall request to perfect the security interest created therein pursuant to such Security Document.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness outstanding on the date hereof and listed in Schedule 6.01 (including the Existing Senior Notes and any Guarantees thereof by the Guarantors) and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(b) in addition to Indebtedness outstanding on the date hereof and listed in Schedule 6.01, (i) Indebtedness of any Loan Party owing to any other Loan Party or to any Subsidiary that is not a Loan Party and (ii) Indebtedness of any Subsidiary that is not a Loan Party owing to the Borrower or any Subsidiary; provided that, if the Consolidated Leverage Ratio (calculated as of the most recently ended fiscal quarter of the Borrower) shall be greater than 3.50 to 1.00, the aggregate principal amount of Indebtedness owing to the Loan Parties incurred under clause (ii) above, together with the aggregate amount of Investments by the Loan Parties in Subsidiaries that are not Loan Parties under Section 6.05(c)(ii), shall not exceed $75,000,000 at any time outstanding;

(c) Indebtedness or other obligations of the Borrower or any Subsidiary under letters of credit and surety or other bonds incurred in the ordinary course of business of the Borrower or such Subsidiary in an aggregate principal amount not to exceed $30,000,000 at any time outstanding;

(d) Indebtedness (including Capital Lease Obligations) secured by Liens permitted under Section 6.02(d) in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(e) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(f) Indebtedness of the Loan Parties created hereunder and under the other Loan Documents:

(g) Indebtedness secured by Liens permitted under Section 6.02(e);

(h) the Additional Senior Notes (and any Guarantees thereof by the Guarantors) in an aggregate principal amount not to exceed $200,000,000 at any time outstanding;

(i) Indebtedness in respect of a convertible notes offering; provided that (i) such Indebtedness does not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to one year after the Term Loan Maturity Date and (ii) such Indebtedness is unsecured and subordinated in right of payment to the Obligations; and

(j) other Indebtedness in an aggregate principal amount not to exceed 25% of Consolidated Net Worth at any time outstanding.

SECTION 6.02. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and listed on Schedule 6.02, provided that any such Lien shall secure only those obligations which it secures on the date hereof and any extensions, renewals and replacements thereof shall not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) no such Lien shall extend to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(d) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 6.01(d) to finance the acquisition, construction or improvement of fixed or capital assets; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) no such Lien shall extend to any property or assets of the Borrower or any Subsidiary other than the property financed by such Indebtedness;

(e) Liens covering accounts receivable and related rights of the Borrower, its Subsidiaries and any special purpose entity issuing Indebtedness under a securitization transaction or program with respect to such accounts receivable and related rights (a “Receivables Securitization Program”), provided that (i) the Indebtedness of such special purpose entity is recourse only to its assets (and not to the assets of the Borrower or any Subsidiary other than such special purpose entity), (ii) the aggregate principal amount of such Indebtedness shall not exceed $125,000,000 at any time outstanding and (iii) no such Lien shall extend to any other property of the Borrower and its Subsidiaries;

(f) Liens created pursuant to the Loan Documents (including the Liens thereunder securing the Senior Notes); and

(g) Liens incurred by the Borrower or any Subsidiary, in addition to Liens incurred under the foregoing clauses (a) through (f) of this Section, provided that neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto shall exceed (as to the Borrower and all Subsidiaries) $30,000,000 at any time outstanding.

SECTION 6.03. Fundamental Changes. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or with or into any other Subsidiary;

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any other Subsidiary (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.04;

(c) any acquisition expressly permitted under Section 6.05 may be structured as a merger, consolidation or amalgamation; and

(d) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

SECTION 6.04. Dispositions of Property. The Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any property, whether now owned or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Equity Interests to any Person, except:

(a) the Disposition in the ordinary course of business of the Borrower and its Subsidiaries (including Dispositions of obsolete or worn-out property no longer required or useful in the business or operations of the Borrower or any of its Subsidiaries);

(b) Dispositions permitted by Sections 6.03(b)(i) or (d);

(c) the sale or issuance of Equity Interests of any Subsidiary to the Borrower or any other Subsidiary;

(d) Dispositions with respect to the Receivables Securitization Program, provided that the aggregate principal amount of Indebtedness related to any such Receivables Securitization Program shall not exceed $125,000,000 at any time outstanding;

(e) Dispositions of property or assets by the Borrower or any Subsidiary to the extent that, as part of the same transaction or a series of related transactions, such property or assets are within 365 days after the date of such Disposition leased by the Borrower or such Subsidiary as lessee for use in the business of the Borrower and its Subsidiaries, provided that the aggregate amount of all such Dispositions shall not exceed $75,000,000; and

(f) Dispositions of property for fair market value not covered by the foregoing clauses (a) through (e) of this Section; provided that, if, at the time of any such Disposition, the Consolidated Leverage Ratio (calculated as of the most recently ended fiscal quarter of the Borrower) is less than or equal to 3.50 to 1.00, either (i) the aggregate book value of the properties and assets subject to all such Dispositions during any fiscal year of the Borrower shall not exceed 15% of Consolidated Total Assets as at the end of the most recently ended fiscal year of the Borrower or (ii) within 365 days after such Disposition, the Net Cash Proceeds thereof shall be (x) used to purchase productive assets for use by the Borrower or any Subsidiary in their business or (y) applied to prepay the Term Loans (in accordance with Section 2.11(b)(iii)) and the Senior Notes (to the extent required by the terms of the relevant Senior Note Purchase Agreements).

SECTION 6.05. Investments and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, make or suffer to exist any Investment in any Person or make any Acquisition, except:

(a) Cash Equivalents;

(b) Investments (other than Investments permitted under clause (a) of this Section) existing on the date hereof and set forth on Schedule 3.13 and Investments in Immaterial Subsidiaries existing as of the date hereof;

(c) (i) Investments by any Loan Party in any other Loan Party; and (ii) Investments by the Borrower or any Subsidiary in any Subsidiary that is not a Loan Party; provided that, if the Consolidated Leverage Ratio (calculated as of the most recently ended fiscal quarter of the Borrower) shall be greater than 3.50 to 1.00, the aggregate amount of Investments by the Loan Parties in Subsidiaries that are not Loan Parties under clause (ii) above, together with the aggregate principal amount of Indebtedness owing to the Loan Parties incurred under Section 6.01(b)(ii), shall not exceed $75,000,000 at any time outstanding; and

(d) Indebtedness permitted by Section 6.01;

(e) purchases of inventory and other property to be sold or used in the ordinary course of business;

(f) the Arrow Acquisition;

(g) Swap Agreements permitted by Section 6.11;

(h) any Acquisition after the date hereof by the Borrower or any Subsidiary; provided that (i) in the case of any such Acquisition, (x) if the Acquired Entity is a publicly held corporation, such Acquisition shall have been approved by the board of directors of such Acquired Entity; (y) after giving effect to any such Acquisition of Equity Interests, the Acquired Entity becomes a direct or indirect Subsidiary of the Borrower; and (z) the Acquired Entity is engaged in a line of business in accordance with the requirements of Section 6.10; (ii) both immediately prior to such Acquisition and after giving effect thereto, no Default shall have occurred and be continuing; and (iii) if, after giving effect to such Acquisition on a pro forma basis as if such Acquisition had occurred on the first day of the most recent period of four consecutive fiscal quarters of the Borrower, the Consolidated Leverage Ratio shall be greater than 3.50 to 1.00, the aggregate consideration (including assumed Indebtedness, but excluding consideration in the form of the Equity Interests of the Borrower) for all such Acquisitions shall not exceed $150,000,000 in any fiscal year; and

(i) other Investments in an aggregate amount (valued at cost) not exceeding $25,000,000.

SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a)  the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests; and

(b)  the Borrower may make Restricted Payments after the date hereof; provided that (i) at the time of such Restricted Payment and immediately after giving effect thereto, no Default shall have occurred and be continuing; and (ii) if, after giving effect to such Restricted Payment, the Consolidated Leverage Ratio (calculated on a pro forma basis) shall be greater than 3.50 to 1.00, the aggregate amount of all such Restricted Payments shall not exceed $75,000,000 in any fiscal year;

provided that nothing herein shall be deemed to prohibit (x) the payment of dividends by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower or, if applicable, any minority shareholder of such Subsidiary (in accordance with the percentage of the Equity Interests of such Subsidiary owned by such minority shareholder) or (y) repurchases of Equity Interests deemed to occur as a result of the surrender of such Equity Interests for cancellation in connection with the exercise of stock options or warrants.

SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from a Person that is not an Affiliate;

(b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate;

(c) any Indebtedness permitted by Section 6.01;

(d) any Investment permitted by Section 6.05;

(e) any Restricted Payment permitted by Section 6.06; and

(f) any Affiliate who is a natural person may serve as an employee or director of the Borrower and receive reasonable compensation for his services in such capacity.

SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any property to the Borrower or any other Subsidiary, except:

(i) restrictions and conditions imposed by law or by this Agreement;

(ii) restrictions and conditions imposed by law or by the Senior Note Purchase Agreements;

(iii) restrictions and conditions existing on the date hereof identified on Schedule 6.08 and any extension or renewal thereof, or any amendment or modification thereof, that, in each case does not expand the scope of any such restriction or condition;

(iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale (provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder);

(v) (with respect to clause (a) above) (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases and other contracts restricting the assignment thereof; and

(vi) (with respect to clause (a) above) provisions in any lease or lease agreement, or any restrictions or conditions imposed by any landlord, prohibiting or restricting the granting, creation or incurrence of any Liens on any premises leased by the Borrower or any of its Subsidiaries.

SECTION 6.09. Certain Financial Covenants.

(a) Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio, as at the last day of any period of four consecutive fiscal quarters of the Borrower ending on or nearest to the date set forth below, to exceed the ratio set forth below opposite such date:

Fiscal Quarter Ending

on or nearest to	Consolidated Leverage Ratio

September 30, 2007	4.75 to 1.00
December 31, 2007	4.75 to 1.0
March 31, 2008	4.75 to 1.0
June 30, 2008	4.75 to 1.0
September 30, 2008	4.75 to 1.0
December 31, 2008	4.00 to 1.0
March 31, 2009	4.00 to 1.0
June 30, 2009	4.00 to 1.0
September 30, 2009 and at all times thereafter	3.50 to 1.0

(b) Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending on or nearest to the date set forth below to be less than the ratio set forth below opposite such date:

Fiscal Quarter Ending

on or nearest to	Consolidated Interest Coverage Ratio

September 30, 2007	3.00 to 1.00
December 31, 2007	3.00 to 1.0
March 31, 2008	3.00 to 1.0
June 30, 2008	3.00 to 1.0
September 30, 2008	3.00 to 1.0
December 31, 2008 and at all time thereafter	3.50 to 1.0

SECTION 6.10. Lines of Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Borrower and its Subsidiaries taken as a whole would then be engaged would be substantially changed from the general nature of the business in which the Borrower and its Subsidiaries taken as a whole are engaged as of the date hereof.

SECTION 6.11. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, other than Swap Agreements entered into with any of the Lenders (or any Affiliates thereof) or in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 6.12. Modifications of Certain Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of the Senior Note Purchase Agreements that could reasonably be expected to be materially adverse to the interests of the Lenders, in each case, without the prior consent of the Administrative Agent and the Syndication Agent.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness beyond any period of grace provided with respect thereto;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or (with or without the giving of notice, the lapse of time or both) permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $35,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(m)	a Change of Control shall occur; or

(n) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby in favor of the Collateral Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents), except to the extent such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements, or, except for expiration in accordance with its terms, any of the Loan Documents shall for any reason be terminated or cease to be in full force and effect or to be valid and binding on any of the Loan Parties party thereto, or the enforceability thereof shall be contested by any Loan Party;

then, and in every such event (other than any event (x) with respect to the Borrower described in clause (h) of this Article or (y) with respect to any Loan Party described in clause (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event (x) with respect to the Borrower described in clause (h) of this Article or (y) with respect to any Loan Party described in clause (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE AGENTS

Each of the Lenders and the Issuing Lenders hereby irrevocably appoints (a) the Administrative Agent as its agent hereunder and under the other Loan Documents and (b) the Collateral Agent as its agent under the Security Documents and authorizes the respective Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as an Agent hereunder or under the other Loan Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the respective Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, neither Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

An Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor to such Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent’s resignation shall nonetheless become effective and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of such Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything herein to the contrary, the Joint Lead Arrangers and the Joint Bookrunners, the Syndication Agent and the Co-Documentation Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders and except, in the case of the Syndication Agent, as expressly set forth herein.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention of C. Jeffrey Jacobs, Treasurer (Telecopy No. (610) 948-6723; Telephone No. (610) 948-2892) with a copy to General Counsel (Telecopy No. (610) 948-2011; Telephone No. (610) 948-5100);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 7, Chicago, Illinois 60603-2003 Attention: Leonida Mischke Telephone No. (312) 385-7055: Telecopy NO. (312) 385-7096 and, if such notice or other communication relates to borrowings of, or payments or prepayments of, or the duration of Interest Periods for, Loans denominated in a Foreign Currency, also to J.P. Morgan Europe Limited, 125 London Wall, EC2Y5AJ London, England, Attention: Manager, Loans Agency (Telecopy No. +44-207-777-2360; Telephone No. + 44-207-777-2542), in each case with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, New York, New York 10172, Attention: Deborah Winkler (Telecopy No. 646-534-3081 Telephone No. 212-622-3285);

(iii) if to the Collateral Agent, to it at such address set forth in the Intercreditor Agreement;

(iv) if to JPMCB as Issuing Lender, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 7, Chicago, Illinois 60603-2003 Attention: Leonida Mischke Telephone No. (312) 385-7055: Telecopy No. (312) 385-7096, with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, New York 10172, Attention: Deborah Winkler (Telecopy No. 646-534-3081 Telephone No. 212-622-3285);

(v) if to any other Issuing Lender, to it at its address as provided in writing to the Administrative Agent and the Borrower;

(vi) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 7, Chicago, Illinois 60603-2003 Attention: Leonida Mischke Telephone No. (312) 385-7055: Telecopy No. (312) 385-7096; and

(vii) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 9.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by any Agent, any Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i) increase the Commitment (or either Revolving Credit Sub-Commitment) of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) extend or postpone the scheduled date of payment of any principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.18(c) or (d) in a manner that would alter the pro rata treatment requirements thereunder, without the written consent of each Lender,

(v) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or

(vi) release all or substantially all of the value of the guarantees of the Guarantors under Article X or all or substantially all of the collateral under the Security Documents, in each case without the written consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Issuing Lender or the Swingline Lender hereunder without the prior written consent of such Agent, such Issuing Lender or the Swingline Lender, as the case may be.

Except as otherwise provided in this Section with respect to this Agreement, the Administrative Agent or the Collateral Agent (as applicable) may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Security Documents; provided that, without the prior consent of each Lender, the Collateral Agent shall not (except as provided herein or in the Security Documents), and the Administrative Agent shall not authorize the Collateral Agent to, release all or substantially all of the collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security.

Notwithstanding anything herein to the contrary, the Administrative Agent and/or the Collateral Agent, as applicable, are hereby authorized, without the further consent of any Lender (except as provided in clause (ii) below), to release (i) any Guarantor from its obligations under the Loan Documents (including its guarantee under Article X) upon the consummation of a transaction permitted hereunder as a result of which such Guarantor ceases to be a Subsidiary of the Borrower and (ii) any Lien on any property under any Loan Document that is sold or to be sold as part of or in connection with any sale or other disposition permitted hereunder or to which the relevant Lenders have consented pursuant to this Section.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent and any Affiliate thereof, including the reasonable fees, charges and disbursements of one counsel for the Agents (except as otherwise agreed between the Agents and the Borrower), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Lender or any Lender, including the fees, charges and disbursements of counsel for any Agent and one counsel for any Issuing Lender and the other Lenders taken as a group (unless there is an actual or perceived conflict of interest in which case each such Issuing Lender or other Lender may retain its own counsel), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iv) all reasonable costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b) Indemnification by the Borrower. The Borrower shall indemnify each Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to an Agent, an Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section (but without affecting the Borrower’s obligations with respect thereto), each Lender severally agrees to pay to such Agent, such Issuing Lender or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Lender or the Swingline Lender in its capacity as such. To the extent that following any such payment by the Lenders the Borrower subsequently reimburses any amounts received by an Agent, an Issuing Lender or the Swingline Lender pursuant to this paragraph (c), such Agent or such Issuing Lender or Swingline Lender, as applicable, shall reimburse each Lender in an amount equal to its Applicable Percentage of the amount reimbursed by the Borrower.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender or Issuing Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the affiliates, directors, officers, employees, attorneys and agents of each of the Agents, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time held by it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)  the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that (i) in the case of assignments of the Dollar Revolving Credit Sub-Commitment and Dollar Revolving Credit Exposure or the Multicurrency Revolving Credit Sub-Commitment and Multicurrency Revolving Credit Exposure, no consent of the Administrative Agent shall be required for an assignment to a Revolving Credit Lender and (ii) in the case of assignments of the Term Loan Commitment and Term Loans, no consent of the Administrative Agent shall be required for an assignment to a Term Lender, an Affiliate or an Approved Fund; and

(C) (in the case of assignments of the Dollar Revolving Credit Sub-Commitment and Dollar Revolving Credit Exposure or the Multicurrency Revolving Credit Sub-Commitment and Multicurrency Revolving Credit Exposure) each Issuing Lender and the Swingline Lender.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of any Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of an assignment of Dollar Revolving Credit Sub-Commitment, Dollar Revolving Credit Exposure, Multicurrency Revolving Credit Sub-Commitment or Multicurrency Revolving Credit Exposure or $1,000,000 in the case of an assignment of a Term Loan, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)  each partial assignment of Commitments and/or Loans of any Class (or, in the case of the Revolving Credit Commitments, any Revolving Credit Sub-Commitment) shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Class (or such Revolving Credit Sub-Commitment, as applicable) under this Agreement;

(C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i)  Any Lender may, without the consent of the Borrower, the Administrative Agent, each Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agents and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality. Each of the Agents, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to any Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this paragraph, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received in writing from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.14. Patriot Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with said Act.

ARTICLE X

GUARANTEE

SECTION 10.01. Guarantee. Each Guarantor hereby jointly and severally guarantees to each Lender (and each Affiliate of a Lender which holds any of the Obligations of the Borrower or any other Loan Party) and each Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of the Borrower strictly in accordance with the terms thereof (such Obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 10.02. Obligations Unconditional. The obligations of the Guarantors under Section 10.01 are absolute and unconditional, and joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the other Loan Parties under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full), it being the intent of this Section that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv) any lien or security interest granted to, or in favor of, any Agent, any Lender or the Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 10.03. Reinstatement. The obligations of each Guarantor under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 10.04. Subrogation. Each Guarantor hereby agrees that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 10.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 10.05. Remedies. Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 10.01.

SECTION 10.06. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

SECTION 10.07. Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 10.08. Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, then each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article III and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Guarantor (excluding any shares of stock or other equity interest of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of the Borrower and all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder and under the other Loan Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

SECTION 10.09. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TELEFLEX INCORPORATED

By:/s/ Kevin K. Gordon
Name: Kevin K. Gordon
Title: Executive Vice President and
Chief Financial Officer

U.S. Tax Identification No.: 23-1147939

GUARANTORS

ARROW INTERNATIONAL INC.

ARROW INTERNATIONAL INVESTMENT CORP.
ARROW INTERVENTIONAL INC.
CAPRO LTD
SIERRA INTERNATIONAL INC.
SOUTHERN WIRE, LLC
SOUTHWEST WIRE ROPE, LP
SPECIALIZED MEDICAL DEVICES, LLC
SSI SURGICAL SERVICES, INC.
THE STEPIC MEDICAL DISTRIBUTION CORPORATION
TECHNOLOGY HOLDING COMPANY
TELAIR INTERNATIONAL INCORPORATED
TELEFLEX AUTOMOTIVE MANUFACTURING CORPORATION
TELEFLEX MEDICAL INCORPORATED
TFX EQUITIES INCORPORATED
TFX INTERNATIONAL CORPORATION
TFX MARINE INCORPORATED
TFX NORTH AMERICA INC.

By:/s/ C. Jeffrey Jacobs
Name: C. Jeffrey Jacobs
Title: Treasurer

ADMINISTRATIVE AGENT

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

By:/s/ Lee P. Brennan
Name: Lee P. Brennan
Title: Senior Vice President

COLLATERAL AGENT

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

By:/s/ Lee P. Brennan
Name: Lee P. Brennan
Title: Senior Vice President

SYNDICATION AGENT

BANK OF AMERICA, N.A.,

as Syndication Agent

By:/s/ Jeff Hallmark
Name: Jeff Hallmark
Title: Senior Vice President

LENDERS

JPMORGAN CHASE BANK, N.A.,

as Lender, Issuing Lender and Swingline

Lender

By:/s/ Lee P. Brennan
Name: Lee P. Brennan
Title: Senior Vice President

DNB NOR BANK ASA

By:/s/ Anne Marie Rotan
Name: Anne Marie Rotan
Title: Senior Vice President

By:/s/ Henrik Asland
Name: Henrik Asland
Title: Senior Vice President

ROYAL BANK OF CANADA

By:/s/ Dustin Craven
Name: Dustin Craven
Title: Attorney-In-Fact

COMERICA BANK

By:/s/ John M. Costa
Name: John M. Costa
Title: Fist Vice President

COMMERCE BANK N.A.

By:/s/ John Cullinan
Name: John Cullinan
Title: Senior Vice President

BANK OF AMERICA, N.A.

By:/s/ Jeff Hallmark
Name: Jeff Hallmark
Title: Senior Vice President

HSBC BANK USA, NA

By: /s/ Colleen Glackin
Name: Colleen Glackin
Title: Vice President

SUMITOMO MITSUI BANKING CORPORATION

By:/s/ David A. Buck
Name: David A. Buck
Title: Senior Vice President

INTESA SANPAOLO SPA

By:/s/ Renato Carducci
Name: Renato Carducci
Title: General Manager

By:/s/ Luca Sacchi
Name: Luca Sacchi
Title: Vice President

KEYSTONE NAZARETH BANK & TRUST COMPANY

By:/s/ Edwin C. Detweiler
Name: Edwin C. Detweiler
Title: Senior Vice President

TAIPEI FUBON COMMERCIAL BANK, NEW YORK AGENCY

By:/s/ Sophia J. H. Jing
Name: Sophia J. H. Jing
Title: F.V.P. & General Manager

STATE BANK OF INDIA

By:/s/ Ashok Wanchoo
Name: Ashok Wanchoo
Title: Vice President & Head (Credit)

KEYBANK NATIONAL ASSOCIATION

By:/s/ Thomas J. Purcell
Name: Thomas J. Purcell
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By:/s/ Bran T. Vesey
Name: Bran T. Vesey
Title: Vice President

CITIBANK, N.A.

By:/s/ Illegible
Name: Illegible
Title: Vice President

CATHAY UNITED BANK

By:/s/ Allen Y.I. Peng
Name: Allen Y.I. Peng
Title: EVP/General Manager

HUA NAN COMMERCIAL BANK LTD.

LOS ANGELES BRANCH

By:/s/ Oliver C.H. Hsu
Name: Oliver C.H. Hsu
Title: VP & General Manager

SUNTRUST BANK

By:/s/ Mark A. Flatin
Name: Mark A. Flatin
Title: Managing Director

CHANG HWA COMMECIAL BANK, LTD.,

NEW YORK BRANCH

By:/s/ Jim C.Y. Chen
Name: Jim C.Y. Chen
Title: VP & General Manager

WILLOW FINANCIAL BANK

By:/s/ Illegible
Name: Illegible
Title: Director, Middle Market Banking

ALLIED IRISH BANKS, p.l.c.

By:/s/ Michael Doyle
Name: Michael Doyle
Title: Senior Vice President

CALYON NEW YORK BRANCH

By:/s/ Yuri Muzichenko
Name: Yuri Muzichenko
Title: Director

By:/s/ Alexander Averbukh
Name: Alexander Averbukh
Title: Director

BANK OF TAIWAN, NEW YORK AGENCY

By:/s/ Eunice Shiou-Jsu Yeh
Name: Eunice Shiou-Jsu Yeh
Title: SVP & General Manager

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH

By:/s/ Kimberly Sousa
Name: Kimberly Sousa
Title: Director

By:/s/ Thomas Petz
Name: Thomas Petz
Title: Director

BAYERISCHE LANDESBANK,

NEW YORK BRANCH

By:/s/ Georgina Fiordalsi
Name: Georgina Fiordalsi
Title: Vice President

By:/s/ Donna M. Quilty
Name: Donna M. Quilty
Title: Vice President

MEGA INTERNATIONAL COMMERCIAL
BANK, NEW YORK BRANCH

By:/s/ Tsang Pei Hsu
Name: Tsang Pei Hsu
Title: VP & Deputy General Manager

MALAYAN BANKING BERHAD,

NEW YORK BRANCH

By:/s/ Fauzi Zulkifli
Name: Fauzi Zulkifli
Title: General Manager

NATIONAL CITY BANK

By:/s/ Donna Ernhart
Name: Donna Ernhart
Title: Vice President

HUA NAN COMMERCIAL BANK LTD.

NY AGENCY

By:/s/ Henry Hsich
Name: Henry Hsich
Title: Assistant Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. NEW YORK BRANCH

By:/s/ Harumi Kambara
Name: Harumi Kambara
Title: Authorized Signatory

BMO CAPITAL MARKETS FINANCING, INC.

By:/s/ Christopher C. Cavaiani
Name: Christopher C. Cavaiani
Title: Vice President

MIZUHO CORPORATE BANK, LTD.

By:/s/ Makoto Murata
Name: Makoto Murata
Title: Deputy General Manager

SOCIETE GENERAL

By:/s/ Anne-Marie Dumortier
Name: Anne-Marie Dumortier
Title: Director

THE BANK OF NOVA SCOTIA

By:/s/ J.F. Todd
Name: J.F. Todd
Title: Managing Director

LANDESBANK BADEN-WUERTTEMBERG

NEW YORK AND/OR CAYMEN ISLAND
BRANCH

By:/s/ Donald Wolf
Name: Donald Wolf
Title: Vice President

By:/s/ Rainer Bucher
Name: Rainer Bucher
Title: Senior Credit Analyst

BROWN BROTHERS HARRIMAN & CO.

By: /s/ J. Clark O’Donoghue
Name: J. Clark O’Donoghue
Title: Managing Director

THE NORTHERN TRUST COMPANY

By:/s/ Peter Hallan
Name: Peter Hallan
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By: /s/ Kathleen H. Reedy
Name: Kathleen H. Reedy
Title: Managing Director

TAIWAN BUSINESS BANK

By:/s/ Ben Chou
Name: Ben Chou
Title: V.P. & General Manager

HARLEYSVILLE NATIONAL BANK &

TRUST COMPANY

By: /s/ Carl Goetz
Name: Carl Goetz
Title: Senior Vice President

CITIZENS BANK

By:/s/ Devon Starks
Name: Devon Starks
Title: Senior Vice President

KBC BANK N.V.

By: /s/ William Cavanaugh
Name: William Cavanaugh
Title: Vice President

By: /s/ Sandra T. Johnson
Name: Sandra T. Johnson
Title: First Vice President

SCHEDULE 2.01

Commitments

	Dollar Revolving	Multicurrency
	Credit	Revolving Credit	Revolving Credit
Name of Lender	Sub-Commitment	Sub-Commitment	Commitment	Term Loan Commitment
JPMorgan Chase Bank, N.A.	$12,249,407	$15,125,593	$27,375,000	$97,625,000
Bank of America, N.A.	$12,249,407	$15,125,593	$27,375,000	$97,625,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$11,187,845	$13,812,155	$25,000,000	$87,500,000
The Bank of Nova Scotia	$11,187,845	$13,812,155	$25,000,000	$87,500,000
Mizuho Corporate Bank, Ltd.	$8,055,249	$9,944,751	$18,000,000	$62,000,000
Citizens Bank	$8,055,249	$9,944,751	$18,000,000	$62,000,000
The Governor and Company of the Bank of Ireland	$8,055,249	$9,944,751	$18,000,000	$62,000,000
Calyon New York Branch	$8,055,249	$9,944,751	$18,000,000	$62,000,000
Sumitomo Mitsui Banking Corporation	$8,055,249	$9,944,751	$18,000,000	$62,000,000
DnB Nor Bank ASA	$6,488,950	$8,011,050	$14,500,000	$50,500,000
SunTrust Bank	$6,488,950	$8,011,050	$14,500,000	$50,500,000
HSBC Bank USA, NA	$4,922,652	$6,077,348	$11,000,000	$39,000,000
Citibank, N.A.	$4,475,138	$5,524,862	$10,000,000	$35,000,000
BMO Capital Markets Financing, Inc.	$3,468,232	$4,281,768	$7,750,000	$27,250,000
Bayerische Landesbank, New York Branch	$3,468,232	$4,281,768	$7,750,000	$27,250,000
Comerica Bank	$3,468,232	$4,281,768	$7,750,000	$27,250,000
Bayerische Hypo-Und Vereinsbank, AG New York Branch	$3,468,232	$4,281,768	$7,750,000	$27,250,000
Intesa Sanpaolo SpA	$3,468,232	$4,281,768	$7,750,000	$27,250,000
KBC Bank N.V.	$3,468,232	$4,281,768	$7,750,000	$27,250,000
KeyBank National Association	$3,468,232	$4,281,768	$7,750,000	$27,250,000
Landesbank Baden- Wuerttemberg	$3,468,232	$4,281,768	$7,750,000	$27,250,000
Malayan Banking Berhad, New York Branch	$7,750,000		$7,750,000	$27,250,000
National City Bank	$3,468,232	$4,281,768	$7,750,000	$27,250,000
PNC Bank, National Association	$3,468,232	$4,281,768	$7,750,000	$27,250,000
Royal Bank of Canada	$3,468,232	$4,281,768	$7,750,000	$27,250,000
Societe Generale	$3,468,232	$4,281,768	$7,750,000	$27,250,000
Wachovia Bank, National Association	$3,468,232	$4,281,768	$7,750,000	$27,250,000
Allied Irish Banks, p.l.c.	$2,461,326	$3,038,674	$5,500,000	$19,500,000
Commerce Bank, N.A.	$2,461,326	$3,038,674	$5,500,000	$19,500,000
Harleysville National Bank & Trust Company	$5,500,000		$5,500,000	$19,500,000
Cathay United Bank	$4,000,000		$4,000,000	$11,000,000
Keystone Nazareth Bank & Trust Company	$3,250,000		$3,250,000	$11,750,000
The Northern Trust Company	$1,454,420	$1,795,580	$3,250,000	$11,750,000
Taiwan Business Bank	$3,250,000		$3,250,000	$11,750,000
Bank of Taiwan, New York Agency	$2,250,000		$2,250,000	$7,750,000
Brown Brothers Harriman & Co.	$1,009,473	$1,240,527	$2,250,000	$7,750,000
Chang Hwa Commercial Bank, Ltd., New York Branch	$2,250,000		$2,250,000	$7,750,000
Mega International Commercial Bank New York Branch	$2,250,000		$2,250,000	$7,750,000
Taipei Fubon Commercial Bank, New York Agency	$2,250,000		$2,250,000	$7,750,000
Willow Financial Bank	$2,250,000		$2,250,000	$7,750,000
Hua Nan Commercial Bank Ltd. Los Angeles Branch	$1,000,000		$1,000,000	$4,000,000
Hua Nan Commercial Bank Ltd. NY Agency	$1,000,000		$1,000,000	$4,000,000
State Bank of India	$1,000,000		$1,000,000	$4,000,000
Total	$200,000,000	$200,000,000	$400,000,000	$1,400,000,000

Annex I

MCR Cost

Calculation of Mandatory Cost Rate

1.	The MCR Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period for any Loan denominated in Sterling or another Agreed Foreign Currency (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender participating in such Loan, in accordance with the paragraphs set out below. The MCR Cost will be calculated by the Administrative Agent as a weighted average of such Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each such Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a specific lending office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan made in Pounds Sterling:

percent per annum

(b)	in relation to a Loan made in any Agreed Foreign Currency other than Pounds Sterling:

percent per annum.

Where:

A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which such Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B is the percentage rate of interest (excluding the Applicable Margin and the MCR Cost and, if applicable, any additional amount of interest specified in Section 2.13(d)) payable for the relevant Interest Period on the Loan.

C is the percentage (if any) of Eligible Liabilities which such Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E is designed to compensate the Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5. For the purposes of this Annex I:

(a)	“Eligible Liabilities” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(b)	“Fees Rules” means the rules on periodic fees contained in the Supervision Manual of the Financial Services Authority or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

(c)	“Financial Services Authority” means the body corporate known by that name that has the functions conferred on it by or under the Financial Services and Markets Act 2000 or any successor entity.

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

(e)	“Reference Banks” means, collectively, the principal London offices of JPMorgan Chase Bank, N.A. and such other banks as may be appointed by the Administrative Agent in consultation with the Borrower.

(f)	“Special Deposits” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formula, A, B, C and D will be included in the formula as percentages (i.e. 5 percent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by such Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Reference Bank as being the average of the Fee Tariffs applicable to such Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its applicable lending office; and

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the MCR Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Annex I in relation to a formula, the MCR Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.

13.	The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine in its reasonable judgment and provide notice to the Borrower and the Lenders of any amendments which are required to be made to this Annex I in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.